EXHIBIT 10.9
HAVERTY FURNITURE COMPANIES, INC.
SE REGIONAL DISTRIBUTION CENTER
LEASE AGREEMENT

EXHIBITS:

EXHIBIT A                                           Legal Description of the Land
EXHIBIT B                                           Work Letter Agreement, with Schedules 1-3, as follows:
(i) Schedule 1: Construction Schedule
(ii) Schedule 2: Special Project Conditions
(iii) Schedule 3: Form of Change Order
EXHIBIT C                                           Site Plan
EXHIBIT D                                           Subordination, Non-Disturbance, Attornment Agreement
EXHIBIT E                                           Preliminary Plans and Specifications
EXHIBIT F                                           Final Plans and Specifications
EXHIBIT G                                           Special Stipulations, with Schedule 1 and 2, as follows:
(i) Schedule 1: Complete and fully executed copy of Jordan Agreement
(ii) Schedule 2: Complete and fully executed copy of Mason Agreement

CORP\816458.7

HAVERTY FURNITURE COMPANIES, INC.

S.E. REGIONAL DISTRIBUTION CENTER

THIS LEASE AGREEMENT (hereinafter sometimes referred to as the “Lease”) is made and entered into effective as of the 26th day of July, 2001, by and between JOHN W. ROOKER, L.L.C., a Georgia limited liability company (hereinafter referred to as “Landlord”), and HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation (hereinafter referred to as “Tenant”);

RECITALS

Landlord desires to design, construct and lease to Tenant a facility (the “Building”) and other improvements, including, without limitation, parking and paved areas for truck operations, trailer loading and storage, car parking and loading of cars and trucks (the Building and other improvements are sometimes referred to collectively as the “Improvements”) on property owned by Landlord, in accordance with the terms and subject to the conditions of this Lease.

Tenant desires to have constructed and to lease from Landlord the Improvements in accordance with the terms and subject to the conditions contained in this Lease.

AGREEMENTS

FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, Landlord and Tenant (sometimes referred to jointly as the “parties”) agree as follows:

ARTICLE I
PREMISES

1.01 The Premises.

Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the following:  (i) an industrial distribution facility (the “Building”) containing approximately 491,229 square feet of warehouse space and 19,581 square feet of office/administration space and its related Improvements, to be constructed by Landlord in accordance with the Work Letter Agreement attached hereto as Exhibit “B” and incorporated herein by this reference (the “Work Letter Agreement”), (ii) the land on which the Building and related improvements are to be located (the “Land”) as more particularly described on  Exhibit “A” attached hereto and by this reference incorporated herein, and (iii) all rights, easements and appurtenances pertaining to the Land, including, but not limited to, rights of access, ingress and egress at the points shown on the Site Plan attached hereto as Exhibit “C” and incorporated herein by this reference (the “Site Plan”), in, to, from and over any and all streets, ways or alleys adjoining, abutting or adjacent to the Land, and the right to use all parking and trucking areas located on the Land, all as more particularly shown on the Site Plan.  The Building, related Improvements, Land, and all such rights, easements and appurtenances thereunto appertaining are sometimes collectively referred to herein as the “Leased Premises” or the “Premises.”

ARTICLE II
TERM

2.01 Primary Term.  TO HAVE AND TO HOLD said Leased Premises for an initial or  primary term commencing on the effective date of this Lease and terminating on the last day of the month containing the fifteenth (15th) anniversary of the “Rental Commencement Date” described below.  Promptly following the Rental Commencement Date, Landlord and Tenant shall execute an instrument in recordable form setting forth the Rental Commencement Date and the primary term of this Lease.

2.02 Rental Commencement Date.  Subject to the exception set forth in Section 2.03 below, the “Rental Commencement Date” of this Lease shall mean the date which is thirty (30) days after the Premises are completed and the Certificate of Occupancy and possession of the Premises are delivered to Tenant in accordance with the terms of the Work Letter Agreement, but in no event earlier than August 1, 2002 (the “Rental Commencement Date”).

2.03 Suspension of Rental Commencement Date.   Notwithstanding anything contained herein to the contrary, if the Rental Commencement Date would otherwise occur during the period commencing on October 1, 2002, and ending on January 1, 2003, then the Rental Commencement Date shall not occur and the rental obligations of Tenant hereunder shall not commence until January 1, 2003.

2.04 Option to Extend.  Tenant shall have the right and option to extend and renew the term of this Lease for five (5) successive renewal periods of five (5) years each (each an “Extended Term”) provided that Tenant gives written notice to Landlord of its intention to extend the term of this Lease at least six (6) months prior to the end of the then current term of the Lease.  Extensions shall be upon the same terms and conditions as contained herein, except that Tenant shall pay the annual Base Rent in the amounts specified in Section 3.01 below.  The primary term and any Extended Term with respect to which Tenant exercises this option in accordance with this Section 2.04 are collectively called the “Term.”

ARTICLE III
RENTAL

3.01 Base Rent.    Commencing on the Rental Commencement Date described in Section 2.02  above, Tenant agrees to pay to Landlord, without offset or abatement, except as might otherwise be specifically provided in this Lease to the contrary, “Base Rent” as set forth below:

	Monthly Base Rent	Annual Base Rent
Initial Term: Years 1-3	$ 153,630.00	$ 1,843,560.00
Years 4-6	$ 177,800.00	$ 2,133,600.00
Years 7-9	$ 189,292.00	$ 2,271,504.00
Years 10-12	$ 199,770.00	$ 2,397,240.00
Years 13-15	$ 211,263.00	$ 2,535,156.00
Option 1: Years 16-20	101% of Year 15	101% of Year 15
Option 2: Years 21-25	105% of Year 20	105% of Year 20
Option 3: Years 26-30	105% of Year 25	105% of Year 25
Option 4: Years 31-35	105% of Year 30	105% of Year 30
Option 5: Years 36-40	105% of Year 35	105% of Year 35

Tenant shall pay each monthly installment of Base Rent in advance on the first day of each month during the Term, with the first installment of Base Rent being due on the Rental Commencement Date.  If the Rental Commencement Date occurs on a day other than the first day of a calendar month, the Base Rent for the month in which the Rental Commencement Date occurs will be equal to the monthly installment amount specified above multiplied by a fraction, the numerator of which is the number of days in the period between the Rental Commencement Date and the last day of that month, and the denominator of which is the total number of days in that month.  The term “Lease Year” means the full twelve (12) calendar month period that begins on the Rental Commencement Date and ends on the first anniversary of the day preceding the Rental Commencement Date, if the Rental Commencement Date occurs on the first day of a calendar month, or on the first anniversary of the last day of the calendar month in which the Rental Commencement Date occurs, if the Rental Commencement Date occurs on a day other than the first day of a calendar month whichever is applicable, and each successive period of twelve (12) calendar months occurring during the Term after that initial period.

If a termination of this Lease occurs prior to the last day of the Term (the “Expiration Date”) for reasons other than Tenant’s default and if the effective date of termination is other than the last day of a calendar month, the parties will prorate the Base Rent payable with respect to the calendar month in which the effective date of termination occurs based on the number of days in that month, and Landlord shall promptly refund to Tenant, without demand, setoff or deduction, any previously paid Base Rent attributable to any period of time following the termination date.

Notwithstanding anything contained herein to the contrary, as provided in the Work Letter Agreement, in the event the aggregate cost to Landlord to construct the Improvements increases or decreases on account or by reason of the Aggregate Change Order Cost (as described and defined in the Work Letter Agreement), the Base Rent shall be proportionately increased or decreased to reflect same.

3.02 Late Fee.  Any payment of monthly Base Rent not received by Landlord by the tenth (10th) day of the month shall bear a late fee of two percent (2%) of the amount due; provided, however, that said late fee shall not apply with respect to the first such late payment made in any Lease Year during the Lease Term.

3.03 Additional Rent.  In addition to the Base Rent, Tenant shall pay all other sums, amounts, liabilities, obligations and charges to which Tenant assumes, agrees to pay, or is responsible for hereunder, whether designated as “Additional Rent” or otherwise, promptly at the times and in the manner herein specified and, except as otherwise specifically provided elsewhere in this Lease, without deduction, setoff, abatement, counterclaim, or other defense.  Such Additional Rent includes the following:

(a) Landlord’s Insurance Premiums.  Provided Landlord shall have complied with its obligations under Section 14.01(a) of this Lease, Tenant agrees to pay to Landlord the amount of the premiums for the “all risk” fire and extended coverage insurance on the Building and the time element insurance required to be carried by Landlord pursuant to said Section 14.01 (a) and accruing on or after the Rental Commencement Date (the “Insurance Premiums”).  Landlord does hereby notify Tenant, and Tenant does hereby acknowledge, that Landlord’s good faith estimate of Landlord’s Insurance Premiums for the first full calendar year in which the Rental Commencement Date occurs is $15,000.00.  A pro-rata adjustment shall be made with respect to any payment of Insurance Premiums due from Tenant to Landlord in connection with both the policy period during which the Rental Commencement Date occurs and the policy period during which this Lease expires or is terminated.

(b) Real Estate Taxes and Impositions.  The term “Real Estate Taxes” on the Premises shall mean and include all assessments and ad valorem real estate taxes payable on account of the Improvements and the Land and accruing on or after the Rental Commencement Date, but shall not include any special assessments imposed as a result of or in connection with the development of the Premises, and shall not include any income tax or other like tax which is measured in any manner by the income of Landlord, including, without limitation, any municipal, state or federal income or excess profits taxes assessed against Landlord, or any municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord, or corporation franchise taxes imposed upon the corporate owner of the fee of the Premises. Landlord agrees to pay all Real Estate Taxes promptly and before delinquency.  Provided Landlord shall have complied with its obligations under this Section 3.03 (b) and Section 3.04 below, Tenant agrees to pay to Landlord (or, at Tenant’s option, directly to the taxing authority), as “Additional Rent,” the net amount (after recognition of credits and abatements, if any) of all Real Estate Taxes attributable to any period of time included within the Term (the “Impositions”).

With respect to Impositions that may lawfully be paid in installments over a period of years, with or without interest, the foregoing will not require Tenant to pay any portion of those installments or interest that become due to the taxing authority after the Expiration Date. Moreover, with respect to Impositions levied in respect of any period of time within which either the Rental Commencement Date or the Expiration Date occurs, Tenant must only pay a proportionate part of those Impositions, which part will bear the same ratio to the total amount of those Impositions as the number of days in the period between the Rental Commencement Date and the end of that period of time or in the period between the beginning of that period of time and the Expiration Date, whichever is applicable, bears to the total number of days in that period of time.

Tenant shall also pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all personal property of Tenant contained in the Premises.

3.04 Payment of Additional Rent; Tax Contests.  Tenant shall pay the Impositions and Insurance Premiums to Landlord, at the address set forth in Article XXII or at such other address as Landlord may from time to time designate, on an annual basis, but prorated for any partial years, within thirty (30) days following receipt by Tenant of (a) an invoice for the Impositions for such period, accompanied by a true and correct copy of the tax bill(s) evidencing the Real Estate Taxes for such period and Landlord’s payment in full thereof, and (b) the receipted bill showing payment in full by Landlord of the Insurance Premiums.  Landlord shall retain records of all costs incurred by Landlord for Real Estate Taxes and Insurance Premiums, and copies of any of said records shall be made available to Tenant upon request.  If Tenant shall request that Landlord contest the amount or validity of Real Estate Taxes assessed against the Premises, and Landlord, within thirty (30) days following such request, does not give notice to Tenant of Landlord’s intention to contest such Real Estate Taxes, Tenant shall have such rights, at its sole cost and expense, to contest the validity or amount of Real Estate Taxes as are permitted by law, either in its own name or in the name of Landlord, in either case with Landlord’s full cooperation.  In conjunction with any such contest, Landlord shall make available to Tenant such information as Tenant may reasonably request, which information may be required by the assessor in connection with a tax contest.

3.05 “Net” Lease.  Notwithstanding anything to the contrary in this Lease, (a) this Lease shall be deemed and construed to be a completely “net lease,” (b) Tenant shall pay to Landlord through the Lease Term, all Base Rent when due, free and clear of and without any offset, abatement, counterclaim, defense or deduction whatsoever, except as specifically provided herein, and (c) except as otherwise expressly set forth in the Lease to the contrary, beginning on the Rental Commencement Date, Tenant shall be responsible for paying, during the Lease Term, all expenses, costs and amounts because of or in connection with the ownership, operation, management, maintenance, repair, replacement, or restoration (or any one or more of them) of the Premises.

ARTICLE IV
CONSTRUCTION OF IMPROVEMENTS

4.01 Work Letter Agreement.  Landlord and Tenant acknowledge and agree that the Building and Improvements shall be constructed in accordance with the Work Letter Agreement.

4.02 Construction Risks.  Nothing contained in this Lease shall constitute Landlord as the agent of Tenant, in any sense, in preparing the Land for construction or in constructing the Leased Premises.  Landlord hereby indemnifies Tenant and saves and holds Tenant harmless from and against any and all claims and demands which may arise out of the performance of Landlord’s work in constructing the Leased Premises as required herein by reason of any (a) mechanic’s, materialman’s, subcontractor’s, contractor’s or similar lien; (b) use of unskilled labor; or (c) willful misconduct or gross negligence of Landlord, its officers, employees, contractors, and subcontractors (and any of their officers or employees); together with any and all loss, cost, damage, liability or expense incurred by Tenant in connection therewith, including, without limitation, attorney’s fees and court costs.  Tenant hereby indemnifies Landlord and saves and holds Landlord harmless from and against any and all claims and demands which may arise out of the performance of Tenant’s work in fixturing and merchandising the Leased Premises prior to the Rental Commencement Date by reason of any (a) mechanic’s, materialman’s, subcontractor’s, contractor’s or similar lien; (b) use of unskilled labor; and (c) to the extent not covered by any insurance required to be maintained by either party pursuant to this Lease, willful misconduct or gross negligence of Tenant, its officers, employees, contractors, and subcontractors (and any of their officers or employees); together with any and all loss, cost, damage, liability or expense incurred by Landlord in connection therewith, including, without limitation, attorney’s fees and court costs.

ARTICLE V
USE OF LEASED PREMISES

5.01 Use.  The Leased Premises may be used and occupied for any lawful purposes reasonably related to Tenant’s business operations, including, without limitation, warehousing and distribution, offices and such other uses as are incidental thereto and customary in connection therewith.  The Premises shall not be used for any illegal purposes, or in any manner to create a nuisance or trespass, or in any manner to change its current operations therein, the result of which would be to materially change the insurance rating on the Premises.

ARTICLE VI
UTILITIES

6.01 Utilities.  Tenant shall be solely responsible for and shall pay all charges for use or consumption of sanitary sewer, water (including water used for irrigation purposes, to the extent separately metered), gas, electricity, telephone and any other utility services for the Leased Premises.  Landlord covenants and agrees that all utility services for the Building shall be separately metered.  Landlord shall not be liable in the event of any interruption in the supply of any utilities unless and except to the extent caused by the actions or inactions of Landlord or those for whom Landlord is responsible at law.  Notwithstanding the foregoing, Landlord agrees to use all reasonable efforts to aid Tenant in having any such interrupted utility restored in an expeditious manner.  In relation thereto, Landlord acknowledges and agrees that in the event utility service to the Leased Premises are interrupted as a result of the negligence of Landlord or its agents and such interruption continues for more than one (1) business day after Tenant gives written notice thereof to Landlord, then, in such event, the Base Rent due hereunder shall be abated for the period beginning on that date which is the date of such notice and shall continue until such interrupted utility is restored; provided, however, in the event Tenant continues to use any portion of the Premises during such period, then, in such event, the abatement of Base Rent during such period shall be prorated based on the square footage of that portion of the Premises not in use by Tenant versus the total square footage of the Premises.  Tenant agrees that it will not knowingly install any equipment which will exceed or overload the capacity of any utility facilities and that if any equipment installed by Tenant shall require additional utility facilities, the same shall be installed by Tenant, at Tenant’s expense, substantially in accordance with plans and specifications approved in writing by Landlord.

ARTICLE VII
LANDLORD’S DELIVERIES

7.01 Title Matters.(a) Within twenty (20) days after the effective date of this Lease, Landlord shall order from a title company acceptable to Tenant (“Title Company”) (i) a current Title Insurance Commitment (the “Title Report”) that commits to insure Tenant’s leasehold interest in the Premises, and (ii) one copy of all recorded documents to which reference is made in the schedules to that Title Report.  Landlord must cause the Title Company to deliver the Title Report and the associated documents to Tenant within thirty (30) days after the date of full execution of this Lease.  Within that same time period, Landlord must also deliver to Tenant a copy of all unrecorded instruments affecting title to the Premises and a certificate by which Landlord certifies to Tenant that those copies are true, correct and complete and there are no other unrecorded instruments in force that affect title to the Premises;

(b) Within thirty (30) days after the date of Tenant’s receipt of the last of the Title Report, the Survey required by virtue of Section 7.01 (d) below, and the other documents that Landlord must deliver or cause to be delivered in accordance with the terms of Section 7.02, Tenant must either submit to Landlord written objections to the condition of title to the Premises, as reflected in those delivered items, or give Landlord written notice that it finds the condition of title to the Premises, as reflected in the delivered items, to be acceptable.  For purposes of this Lease, the term “Permitted Exceptions” shall mean and include only those matters that affect title to the Premises, that Landlord has disclosed to Tenant by means of the deliveries made in accordance with the terms of Section 7.02, and that Tenant acknowledges to be acceptable to it by means of written notice to Landlord.  Without Tenant’s prior written approval (which approval shall not be unreasonably withheld by Tenant with respect to Landlord’s creation of utility easements serving only the Premises), Landlord must not permit title to the Premises to be affected by any liens, encumbrances, easements, rights-of-way, restrictions, conditions, covenants, rights or other matters that come into existence or appear of record for the first time after the effective date of the Title Report (“Intervening Encumbrances”), except for Intervening Encumbrances that come into existence by operation of law without action on Landlord’s part.  If Landlord proposes to create an Intervening Encumbrance or an Intervening Encumbrance comes into existence by operation of law without action on Landlord’s part, Tenant must either submit to Landlord written objection to the Intervening Encumbrance or manifest by written notice to Landlord its acceptance of the Intervening Encumbrance as a Permitted Exception within twenty (20) days after the date of Tenant’s receipt of the last of a written notice by which Landlord describes the Intervening Encumbrance, a copy of the instrument that creates or will create, or that evidences, the Intervening Encumbrance, and, if Tenant requests, a revised survey plat showing the areas within the Premises affected by the Intervening Encumbrance.  Tenant may object to title matters in accordance with the terms of this Section 7.01 only if Tenant determines in its sole discretion that those matters render title to the Premises unmarketable or could result during the Term in unreasonable interference with the normal operation of its business on the Premises.  Among the matters to which Tenant may object are (i) any easements, encumbrances or exceptions to title existing on or as of the effective date of this Lease, (ii) the depiction on the Survey of any encroachment of improvements from or onto the Land or any encroachment across any building setback line or into any easement, (iii) the failure of the legal description set forth in Exhibit “A” to close, (iv) the depiction on the Survey of any strips or gores, or (v) the inability of the surveyor preparing the Survey to specifically locate and to depict on the Survey any appurtenant easements because of incomplete descriptions or for other reasons;

(c) If Tenant objects to any title matter in accordance with the terms of this Section 7.01, Landlord shall eliminate the effect of that title matter on the title to the Premises within twenty (20) days after the date of the delivery of Tenant’s objection.  If Landlord fails to timely perform the foregoing obligation within the twenty (20)-day period described above in this Section 7.01, Tenant may terminate this Lease by delivering written notice to Landlord at any time prior to the earlier of the date that is thirty (30) days after the date of the expiration of that twenty (20)-day period;

(d) Unless Tenant waives the requirement in writing, Landlord shall deliver to Tenant, at Landlord’s expense, within thirty (30) days after the date of full execution of this Lease, an ALTA survey plat (the “Survey”) that depicts the Land and that a land surveyor, who is duly licensed in the state where the Land is located and is acceptable to Tenant and the Title Company, prepares on the basis of a current survey of the Land.  The surveyor must conduct his or her survey of the Land, and prepare and certify the Survey, in accordance with the requirements of this Section 7.01 (d) and such other standards as Tenant may establish.  The Survey will show such state of facts as a detailed physical inspection of the Land would reveal, including, without limitation, (i) the courses and measured distances of the exterior property lines of the Land, (ii) the area of the Land expressed in square feet, (iii) the location of adjoining streets, (iv) the location of setback lines and easements, each identified, if appropriate, by the recording references of the recorded instrument that created that setback line or easement, (v) the location of encroachments, if any, upon the Land, and (vi) the location and path of utility connections, if any, for the Improvements.  With respect to the easements burdening and benefiting the Land, the Survey will specifically identify their location and dimensions.  The Survey will include a certification that, with respect to any support utility and mechanical easements depicted on the Survey, there are no gaps or gores between the Land and the point of commencement of the easements and those easements with no gaps or gores, from the Land to dedicated and accepted public utility easements.  The legal description of the Land appearing on the Survey will be the same as that appearing in the Title Report.  In addition, the surveyor must prepare and certify the Survey in accordance with the Minimum Standard Detail Requirements for land title surveys adopted by the American Land Title Association and American Congress on Surveying and Mapping.  The Survey will include a certification as to whether any part of the Land lies within an area that the Federal Emergency Management Agency has designated as a flood prone or flood hazard area.  Landlord must also cause, at Landlord’s cost and expense, such additional survey work as may be necessary or required by the Title Company to be completed in a timely fashion for issuance of the final title insurance policy free and clear of survey exceptions.  If required by the Title Company, Landlord must also cause the surveyor to recertify the Survey to the satisfaction of Tenant and the Title Company no more than five (5) days prior to the Title Policy Date;

(e) At Tenant’s election, but subject to Tenant’s payment of the applicable premium, Landlord must cause the Title Company to issue in Tenant’s favor within one hundred twenty (120) days after the effective date of this Lease (“Title Policy Date”) an extended form ALTA 1992 Form B owner’s policy of title insurance (the “Title Policy”), together with any endorsements that Tenant considers necessary.  The Title Policy must insure Tenant’s good and marketable leasehold interest in the Premises in an amount designated by Tenant subject only to exception from insurance coverage for the Permitted Exceptions.  Without limiting the generality of the foregoing, in order for the Title Policy to satisfy the requirements of this Section 7.01(e), (i) the Title Company must delete all standard exceptions from the Title Policy; (ii) the Title Policy must affirmatively insure over all survey matters, whether based upon matters of record or otherwise; (iii) the Title Company must endorse the exception as to restrictive covenants “None of Record” except for Permitted Exceptions; (iv) the Title Policy must include a standard form endorsement 100, a zoning endorsement and a contiguity endorsement and a statement that all taxes and general and special assessments that became due prior to the Title Policy Date have been paid; (v) the Title Company must limit the exception as to the lien for taxes to general real property taxes for the current year not yet due and payable and subsequent years, and must endorse that exception “Not yet delinquent by nonpayment”; and (vi) the Title Policy must include an endorsement that insures unconditional legal access to the Premises from all adjoining public or private streets or ways and from any parking facility adjoining and serving the Premises;

7.02 Landlord Deliveries.  To the extent not already delivered, on or prior to five (5) days after the effective date hereof, Landlord shall deliver to Tenant each of the following (each of which shall be in form and substance satisfactory to Tenant):

(a) A copy of a current title insurance policy, abstract of title, or title report relating to the Land;
(b) A copy of a current survey of the Land;
(c) A copy of a current Phase I environmental assessment of the Land, and each and every other or additional environmental testing report or similar report relating to the Land of which Landlord has knowledge;
(d) A certificate from the appropriate governmental entity with respect to the zoning classification (and any conditions thereof) applicable to the Land;
(e) Appropriate evidence establishing the authority of Landlord to enter into this Lease and consummate the transactions described herein;
(f) An affidavit of title executed by Landlord with respect to the Leased Premises, in form and content satisfactory to Tenant’s title insurance company, as required in order to issue title insurance without exception for unrecorded liens or claims or for the rights of parties in possession;
(g) Subordination, Non-Disturbance and Attornment Agreement substantially in the form attached hereto as Exhibit “D”, or otherwise in form and substance satisfactory to Tenant, executed by each of Landlord, the current Landlord’s Mortgagee, each ground lessor and any Mortgagee of such ground lessor; and
(h) A broker’s lien waiver executed by the Broker (in form and content satisfactory to Tenant’s title insurance company), sufficient to cause said title insurance company to issue its policy of title insurance in favor of Tenant without exception to any lien or claim for brokerage services, whether arising under Section 44-14-600 et. seq. of the Official Code of Georgia Annotated, or otherwise.

ARTICLE VIII
LANDLORD’S REPRESENTATIONS AND WARRANTIES

8.01 Warranties and Representations.  Landlord represents and warrants to Tenant that:

(a) after due inquiry, Landlord does not have knowledge of, or reason to believe that there are, grounds for the filing of any lien against the Premises and there is no pending action, arbitration, suit, or other similar proceeding which affects or relates to the Leased Premises or which, if determined adversely to Landlord, would or might result in the creation of a lien against or other interest in the Leased Premises;

(b) after due inquiry, Landlord does not have knowledge of any pending condemnation or similar proceeding affecting any part of the Premises;

(c) after due inquiry, Landlord does not have knowledge of any legal actions, suits, or other legal or administrative proceedings that are now pending or threatened against either Landlord or the Premises and that would adversely affect Tenant’s possession of the Premises in accordance with the terms of this Lease if finally adjudicated in a manner adverse to the interests of Landlord;

(d) Landlord has neither granted any leases or licenses nor created any tenancies affecting the Premises and there are no parties in possession of any portion of the Premises as trespassers or otherwise;

(e) after due inquiry, Landlord does not have knowledge of any uncured violations of federal, state or municipal laws, ordinances, orders, regulations or requirements affecting any portion of the Premises;

(f) the Premises have adequate legal access to abutting public highways, streets and roads;

(g) after due inquiry, Landlord does not have knowledge of any pending or threatened governmental or private proceedings that would impair or result in the termination of access from the Premises to abutting public highways, streets, and roads, and Landlord does not have knowledge of any general or special assessment or other governmental imposition (other than ad valorem taxes), either pending or proposed, relating to the Leased Premises, or any pending or planned street improvements or modifications in the vicinity of the Leased Premises (such as, without limitation, the construction of any proposed median) which would or might reasonably be expected to affect pedestrian or vehicular access to the Leased Premises;

(h) there is presently in existence or available water, electrical, sanitary sewer and gas utility service adequate for Tenant’s intended use of the Premises;

(i) Tenant’s intended use and occupancy of the Premises fully comply with all requirements of applicable building, zoning and land development ordinances and all conditions of applicable planning board, subdivision, site plan and variance approvals, if any, issued in connection with the development of the Premises;

(j) Landlord will obtain, prior to the Rental Commencement Date, all required governmental permits and authorizations, site plan approvals and permits and certificates of occupancy necessary for Tenant’s occupancy and intended use;

(k) Landlord has disclosed to Tenant in writing all information known to Landlord relating to environmental hazards on or about the Leased Premises, and Landlord has delivered to Tenant a copy of each and every environmental testing report or similar report relating to the Leased Premises of which Landlord has knowledge;

(l) Landlord knows of no releases of, or the presence of, any hazardous or toxic material, substance or waste on or about the Premises or any adjacent property;

(m) to Landlord’s knowledge, the Premises and all past or present operations conducted on or about the Premises have complied with all Environmental Laws (as defined in Section 8.03 below) and orders of any governmental authorities having jurisdiction under any Environmental Laws;

(n) Landlord has no knowledge of or information regarding the presence of any hazardous or toxic material, substance or waste at adjacent properties that could migrate to, through, over or under the Premises.  Landlord’s tender of possession of the Premises to Tenant following completion of the construction of the Improvements will constitute Landlord’s reaffirmation of the warranties set forth in this Section 8.01(n) as of the date of that tender;

(o) to the best of Landlord’s knowledge, the Leased Premises have never contained any underground storage tank or similar structure, and the Leased Premises have never been used as a landfill or dump, or for the operation of any business engaged in the storage or sale of petroleum products, or for the storage or disposal of any hazardous or toxic substances, or in violation of any of the aforesaid laws or regulations;

8.02 Compliance with Laws.  All Improvements located on the Leased Premises shall be constructed by Landlord in compliance with all federal, state, county, municipal or local government laws, ordinances, regulations, rules and orders (including, without limitation, all Environmental Laws, the Americans With Disabilities Act and the Occupational Safety and Health Act of 1970, as amended).  Without limiting the foregoing, Landlord shall obtain, keep in effect and comply with all governmental permits and authorizations required by all Environmental Laws with respect to the Premises or operations conducted on the Premises.

8.03 Compliance with Environmental Laws  (a) Landlord warrants and represents to Tenant that, to the best of its knowledge after due inquiry, the Premises are in full compliance with all applicable environmental laws, rules, requirements, orders, directives, ordinances and regulations of the United States of America or any state, city or municipal government or lawful authority having jurisdiction over the Premises (collectively “Environmental Laws”).  Notwithstanding anything contained in this Lease to the contrary, except as set forth in paragraph (c) below, Landlord shall take, at its expense, all action necessary, including all remediation and clean up work, to ensure that the Premises comply at all times with all Environmental Laws and that the Premises are safe for use and occupancy at all times.

(b) Except as set forth in paragraph (c) below, Landlord shall defend, indemnify and save Tenant and its directors, officers, agents, employees and contractors harmless form and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitations sums paid on settlement of claims, reasonable attorneys’ fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain in connection with any failure of the Premises to comply with Environmental Laws or in connection with any environmental condition affecting the Premises.

(c) Except as provided in paragraphs (a) and (b) above, Tenant shall timely comply, at its cost and expense, with all rules, requirements, orders, directives, ordinances and regulations applicable to Tenant’s use and occupancy of the Premises, including, without limitation, the Environmental Laws, and shall defend, indemnify and hold Landlord and its directors, officers, agents, employees and contractors harmless from and against all claims, obligations, demands, actions, proceedings, judgments, losses, damages, liabilities, fines, penalties and expenses (including, without limitation, sums paid on settlement of claims, reasonable attorneys’ fees, and reasonable consultant and expert fees and expenses) that any one or more of them may sustain by virtue of any environmental condition that Tenant’s use and occupancy of the Premises causes and the continued existence of which violates the Environmental Laws.  The liability arising by virtue of the foregoing covenants on the part of Tenant will not exceed the cost of restoring the Premises to the condition that exists at the Rental Commencement Date.  Moreover, under no circumstances will Tenant be liable for the actions of parties not under the control of Tenant; provided, however, for the purposes of this sentence, Tenant’s employees, consultants, invitees and authorized agents shall be deemed to be under Tenant’s control.

(d) Notwithstanding the foregoing apparently to the contrary, if any environmental condition encompassed within this Section 8.03 and not attributable to Tenant’s use and occupancy of the Premises is not susceptible to being corrected within one hundred eighty (180) days after the date of its discovery or if Landlord fails within one hundred eighty (180) days after the date of its discovery to correct a condition that is susceptible to being corrected within that period of time, Tenant may terminate this Lease by the delivery of written notice to Landlord at least thirty (30) days in advance of the effective date of termination specified in that notice.  Further, if the correction of any environmental condition not attributable to Tenant’s use and occupancy of the Premises partially or totally impairs Tenant’s use of the Premises, Tenant’s obligation to pay Base Rent and Additional Rent will abate during the period the corrective activity takes place in proportion to the diminished utility of the Premises in the conduct of Tenant’s business.

(e) The indemnities of Landlord and Tenant contained in this Section 8.03 will not extend to loss of business, lost rentals, diminution in property value, or incidental, indirect or consequential damages.

(f) The provisions of this Section 8.03 will survive the expiration of the Term or the earlier termination of this Lease.

8.04 Entry Onto Leased Premises.  During the course of construction of the Improvements, Tenant and Tenant’s agents or contractors may enter upon the Leased Premises for purposes of inspecting and reviewing the work, taking measurements, making plans, installing racks and trade fixtures, security and fire alarm systems, sprinkler lines and systems, computer lines and systems, and telephones, erecting temporary or permanent signs and doing such other work as may be appropriate or desirable without being deemed thereby to have taken possession or obligated itself to pay rent, but Tenant agrees that:  (a) Landlord shall have no liability for injury to any person or damage to any property of Tenant stored on the Leased Premises except for damages caused by the willful act or negligence of Landlord or its employees or agents, (b) Tenant shall not materially interfere with Landlord’s construction work on the Leased Premises, (c) Tenant shall indemnify, protect and hold harmless Landlord from and against any and all claims, demands, damages, losses, costs, expenses, liabilities and actions at law or in equity based upon any occurrence or condition arising out of or attributable to Tenant’s negligent exercise of such right to the extent not covered by the insurance required to be maintained by Landlord pursuant to Section 14.01 below, and (d) Tenant shall be solely responsible for the permitting of any such work it performs.  Likewise, during such time as Tenant is on the Leased Premises for purposes of Tenant’s fixturing work, Landlord agrees that: (a) Tenant shall have no liability for injury to any person or damage to any property of Landlord stored on the Leased Premises except for damages caused by the willful act or negligence of Tenant or its employees or agents, (b) Landlord shall not materially interfere with Tenant’s construction work on the Leased Premises, (c) Landlord shall indemnify, protect and hold harmless Tenant from and against any and all claims, demands, damages, losses, costs, expenses, liabilities and actions at law or in equity based upon any occurrence or condition arising out of or attributable to Landlord’s exercise of such right, and (d) Landlord shall be solely responsible for the permitting of any such work it performs.  Tenant shall comply with the requirements set forth in the “Safety Starts Here” Safety Manual for John W. Rooker and Associates (a copy of which has been delivered to Tenant) in connection with any entry upon the Leased Premises pursuant to this Section 8.04.

8.05 Construction Warranty and Repair of Site or Structural Defects.  Notwithstanding anything elsewhere in this Lease to the contrary, Landlord shall, at its sole cost and expense, upon notice by Tenant, repair, replace or otherwise correct site, structural or other construction defects, as well as defects in any of the items to be constructed or installed by Landlord in accordance with this Lease, as and in the manner provided in Section 2.03 of the Work Letter Agreement.  In addition, Landlord acknowledges and agrees that it shall, at its sole cost and expense, repair any site defects or structural defects in any of the structural components of the Leased Premises discovered during the Term.  Landlord acknowledges and agrees that notwithstanding any provision to the contrary contained herein, Landlord’s costs incurred in connection with its obligations under this Section 8.05 shall not be passed through to Tenant.

8.06 Report of Defects.  From the Rental Commencement Date until the expiration or earlier termination of the Term hereof, Tenant shall have exclusive control of the Leased Premises and Landlord shall be under no obligation to inspect the same.  Tenant shall report in writing to Landlord any defective condition known to it which Landlord is required to repair, and Landlord shall move with reasonable diligence to repair such condition.  Landlord agrees that in the event Landlord fails to maintain the Leased Premises as required or fails to commence to make repairs within ten (10) days after its receipt of notice from Tenant, or fails thereafter to diligently pursue such repair to completion, then Tenant shall have the right to make such repairs and charge Landlord for the cost thereof, and Landlord shall promptly pay Tenant such costs.  Failure to report such defects within a reasonable time after discovery shall make Tenant responsible to Landlord for any and all additional costs or liability incurred by Landlord resulting from such delay in notification.

ARTICLE IX
MAINTENANCE, REPAIRS, AND ALTERATIONS

9.01 Landlord’s Maintenance and Repairs.  Landlord agrees that it shall, at all times during the Term of this Lease, at its sole cost and expense except if and to the extent any such repairs are caused solely by Tenant’s gross negligence or willful misconduct:

(a) Keep, repair and maintain in good order and condition (i) the structural portions of the Building, including, without limitation, the roof; (ii) the exterior walls (painted, cleaned and/or sandblasted); (iii) the window frames (but only to the extent repair thereto is necessitated due to settling of the Building or other structural failure of the Building) and the windows; (iv) the foundation; (v) structural parts of the floor; (vi) all structural members; (vii) all utility lines and related facilities which service the Leased Premises and which are located outside of the Building; (viii) the automatic sprinkler supply line (excluding exposed sprinkler heads); and (ix) the wiring from the main circuit breaker panels (excluding the circuit breaker) to the weatherboard and extending to the public utility power sources;

(b) Make any repairs to the Leased Premises which would otherwise be the responsibility of Tenant and which are required because of defective or faulty installation or materials or other latent defects;

(c) Make any repairs to the Leased Premises caused by the acts or negligence of Landlord, its employees, officers, agents, licensees, invitees, contractors or subcontractors;

(d) Make any and all structural repairs, alterations and additions (i) which may be hereafter required by any law, ordinance, order or regulation of any public authority having jurisdiction over the Leased Premises (excluding any such repairs, alterations and additions if and to the extent that the same are required because of any particular use made of the Leased Premises by Tenant, which shall be Tenant’s responsibility), or (ii) which may be required or recommended by Tenant’s insurance carrier if, in such carrier’s professional engineering analysis and judgment, such repair, alteration or addition is necessary or advisable to prevent an increased risk of an insured loss, regardless of cause; and

(e) Landlord shall replace all landscape plantings that die during the initial year of the Term for reasons not attributable to a failure on Tenant’s part to make arrangements for the landscaping care described below.

The Base Rent shall be proportionately abated for that period of time Tenant is deprived of the use of all or a portion of the Leased Premises while any such repair is being performed.  The abatement of the Base Rent shall be equal to the proportion of the floor area of Building of which Tenant is deprived of the use to the total square feet of floor area of the Building.

All repairs, alterations or additions required to be made by Landlord under the terms of this Lease shall be commenced and completed within ten (10) days after Landlord receives written notice from Tenant of the need therefor; provided that if the work cannot reasonably be completed within ten (10) days, then Landlord shall have such additional time as shall be reasonably necessary, so long as Landlord has commenced the work within said ten (10)-day period and thereafter diligently proceeds to complete the same.  In the event Landlord fails or refuses to make such required repairs, alterations or additions within the time period therefor, Tenant shall have the right (but not the obligation) to make such repair, alteration or addition and upon completion thereof, deliver an invoice for the reasonable cost thereof to Landlord for payment.  Landlord shall have a period of thirty (30) days after receipt of such invoice in which to pay Tenant, failing in which, Tenant may deduct the cost thereof from each monthly installment of the Base Rent thereafter becoming due until such cost, together with interest thereon at the rate of twelve percent (12%) per annum for the period from the date such cost was incurred to the date repaid, shall be recovered in full.

(f) Tenant’s Maintenance and Repairs.  During the Term of this Lease, Tenant agrees that, except as otherwise provided in this Lease, it shall repair and maintain in good condition (i) the interior and exterior non-structural portions of the Leased Premises, (ii) all paved areas, driveways, walkways, parking areas, grounds and landscaping located on the Premises; and (iii) all utility lines and related facilities serving the Building and located within the Building; provided, however, Tenant shall not have any obligation to perform any maintenance and repair to the interior of the Premises caused by or resulting from Landlord’s failure to perform any of its obligations hereunder.  The repairs and maintenance of the Premises which are the responsibility of Tenant hereunder shall include, without limitation, interior pest control, the HVAC system; the life/safety systems, signage, the security system (access control and keying),and trash and waste removal (including, but not limited to, solid waste, hazardous waste and recycling).  Landlord shall assign to Tenant the non-exclusive benefit of any warranty or other protection afforded by the manufacturers or installers of all portions of the Premises which Tenant is obligated to repair and maintain, as aforesaid.  Notwithstanding anything contained herein to the contrary, Tenant shall not be required to make any repairs (to the extent over $1,000.00 per single occurrence), alterations or replacements to the HVAC system during the last twelve (12) months of the Term hereof (including any extensions thereof).

(g) Emergency Repairs.  In the event it shall become necessary to make any emergency repair which would otherwise be required to be made by Landlord, Tenant shall use its best efforts to contact Landlord, and in the event of its inability to do so, Tenant may proceed forthwith to have the repairs made and pay the cost thereof and promptly thereafter deliver a bill for such repairs to Landlord.  In the event the bill for such repairs is not paid within thirty (30) days after Landlord’s receipt of such bill, Tenant may deduct all of its cost and expenses in connection therewith from each monthly installment of the Base Rent thereafter becoming due until such sum, together with interest thereon at the rate of twelve percent (12%) per annum for the period from the date such cost was incurred to the date repaid, shall be recovered in full.  For purposes of this Section 9.01 (g), an “emergency repair” will be deemed necessary if the failure to immediately repair or correct a condition in the Premises could result in a hazardous situation or condition or have, in the reasonable opinion of Tenant or its insurance carrier, an adverse effect on or to normal business operations in the Premises or result in damage to Tenant’s personal property, product  or inventory, or threaten the life or safety of Tenant’s employees, customers, visitors, agents or consultants.

9.02 Alterations, Additions and Improvements.  Tenant shall have the absolute right, without obtaining the consent of Landlord, to make alterations, additions or improvements to the Leased Premises so long as same are made in accordance with all applicable laws, rules and regulations, and so long as same do not affect the structural integrity or reduce the level of supporting systems below that required for general warehouse use.  Tenant shall, prior to making any material or substantial alterations, additions or improvements, provide to Landlord a copy of the plans and specifications therefor.

9.03 Surrender of Leased Premises.  Notwithstanding any other provisions contained herein to the contrary, upon the termination of this Lease and Landlord’s reasonable request made in writing within six (6) months prior to the scheduled Expiration Date, Tenant agrees to remove, within sixty (60) days after the Expiration Date, at Tenant’s sole cost and expense but without payment of any Base Rent or Additional Rent for and during such sixty (60) day removal period, all improvements made to, in or on the Premises by or at the expense of Tenant, including without limitation, counters, shelving, racks, and security systems, and such alterations, additions, trade fixtures, machinery or other trade equipment installed by Tenant, and to repair any material damage to the Leased Premises as may be occasioned by such removal.  Tenant shall otherwise return the Leased Premises on the termination of this Lease broom clean and in reasonably good condition, casualty, condemnation, reasonable wear and tear excepted.

ARTICLE X
INDEMNIFICATION

10.01 Indemnity by Tenant.  Except as provided in Section 11.01 below, Tenant shall indemnify and hold Landlord harmless and against all claims, actions, demands, judgments, damages, liabilities and expenses, including reasonable attorneys’ fees, that may be asserted against Landlord or that Landlord may sustain by virtue of the occurrence of the death of or bodily injury to any person or the loss of, damage to, or destruction of, any property arising (a) from Tenant’s use and occupancy of the Premises, except to the extent the claims, actions, demands, judgments, damages, liabilities or expenses arise from the intentional or negligent acts or omissions of Landlord or any of its representatives, agents, employees, contractors or invitees, or (b) in connection with or based upon any breach by Tenant of any of the covenants, representations or warranties of Tenant contained in this Lease.  This indemnity shall survive the termination of the Lease.

10.02 Indemnity by Landlord.  Except as provided in Section 11.01 below, Landlord shall indemnify and hold Tenant harmless from and against all claims, actions, demands, judgments, damages, liabilities and expenses, including reasonable attorneys’ fees, that may be asserted against Tenant or that Tenant may sustain by virtue of the occurrence of the death of or bodily injury to any person or the loss of, damage to, or destruction of any property arising (a) in connection with any latent or patent defect in the condition of the Premises existing as of the Rental Commencement Date, or from any breach or default in the performance of any obligation on Landlord’s part to be performed under this Lease, or (b) from the negligent or intentional acts or omissions of Landlord, or any of its representatives, agents, employees, contractors or invitees, except to the extent any such claims, actions, demands, judgments, damages, liabilities or expenses arise from the intentional or negligent acts or omissions of Tenant or any of its representatives, agents, employees, contractors or invitees, or (c) in connection with or based upon any breach by Landlord of any of the covenants, representations or warranties of Landlord contained in this Lease.  This indemnity shall survive the termination of the Lease.

ARTICLE XI
WAIVER OF SUBROGATION

11.01 Mutual Release and Waiver of Subrogation.  Notwithstanding any indemnity granted herein, except for and with respect to any loss or damage caused by or resulting from Landlord’s failure or refusal to  fully and promptly perform its repair and maintenance obligations under Section 9.01 of this Lease or from any other default by Landlord of any of its obligations hereunder, Landlord and Tenant hereby both release the other and their respective employees, agents and invitees from and waive any claims either may have against the other and their employees, agents, servants or invitees for any loss or damage to the Leased Premises, Improvements or the contents of the foregoing, and any personal property stored or placed thereon by either of them, caused by any of the perils insurable against under fire and extended coverage insurance policies with “all risks” endorsement, whether such damage or loss was caused by the negligence of either of them or their respective employees, agents, servants or invitees.  The foregoing mutual release and waiver of subrogation shall apply whether or not such insurance on the Leased Premises, Improvements, contents, and/or personal property was in force at the time of the loss of damage.  Moreover, each party agrees to take all actions necessary to make the foregoing release effective and binding upon their respective insurance carriers so that such carriers specifically waive any right of subrogation that such carriers might otherwise have against the other party and/or their respective employees, agents, servants or invitees, and each of Landlord and Tenant shall deliver to the other a certificate of insurance stating that all of its hazard and liability insurance policies (including Landlord’s “all risk” builder’s risk insurance) covering or relating to the Premises include such a waiver of subrogation clause.

ARTICLE XII
SIGNS

12.01 Tenant Signage.  Landlord acknowledges and agrees that Tenant shall have the right to design, construct and install a pylon sign on the Premises, at Tenant’s sole cost and expense, and may have signage located on the Building and elsewhere on the Premises, so long as such signage is in conformance with all applicable governmental requirements.  Tenant shall have the absolute right to place its corporate identification signs within the interior of the Building as Tenant so elects.

ARTICLE XIII
ENTRY BY LANDLORD

13.01 Entry by Landlord.  Tenant shall permit Landlord and Landlord’s agents to enter the Leased Premises at all reasonable times during normal business hours for the purpose of inspecting the same or for the purpose of maintaining the Leased Premises, or for the purpose of making repairs, alterations, or additions to any portion of the Leased Premises required or permitted hereunder or for the purpose of posting notices of non-responsibility for alterations, additions, or repairs, or for the purpose of showing the Leased Premises to prospective tenants (but only during the final six (6) months of the Lease Term), or placing upon the Leased Premises any usual or ordinary “for sale” signs, without any rebate of rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Leased Premises thereby occasioned; and shall permit Landlord at any time within six (6) months prior to the expiration of this Lease, to place upon the Leased Premises any usual or ordinary “to let” or “to lease” signs.  Landlord’s right of entry hereunder is conditioned upon the following: (a) except as required to make an emergency repair, the receipt by Tenant of at least twenty-four (24) hours’ prior written notice of its intent to enter the Leased Premises, which notice shall set forth with particularity the name of each individual seeking entry on behalf of the Landlord, (b) the execution by Landlord of a Confidentiality Agreement, to the extent deemed necessary by Tenant, and (c) such entry shall be conducted in such manner so as to minimize any interference with Tenant’s business operations.  Notwithstanding the above, Tenant herewith reserves the right to refuse entry by Landlord to all or a portion of the Leased Premises due to safety or security concerns of Tenant.

ARTICLE XIV
INSURANCE

14.01 Landlord Insurance.

(a) Landlord shall, at its own expense, procure and maintain in full force and effect at all times during the Term of this Lease, (a) “all risk” fire and extended coverage property insurance on the Improvements, the Building’s standard leasehold improvements, and the machinery, boilers, and equipment contained therein, including without limitation, the complete sprinkler system (including the “in rack” system), but excluding any property that Tenant is obliged to insure under Section 14.02(b) below, in an amount equal to the full replacement cost thereof, and (b) time element insurance covering the loss of rental income for a period of up to twelve (12) months that may occur as a result of loss or damage to the Building caused by any peril covered by the property insurance described in (a) above.  The policy or policies by which Landlord provides such insurance must name as insured parties Tenant, Landlord and those of Landlord’s Mortgagees as Landlord designates by written notice to Tenant and the insurance carrier, and shall contain a mortgagee clause in favor of Landlord’s designated Mortgagees.  As used herein, “Mortgage” means any deed to secure debt, mortgage, deed of trust, or similar security instrument.  “Mortgagee” means the holder of a Mortgage.  As Additional Rent, Tenant shall reimburse Landlord for (i) the amount of the premiums for such insurance coverage, as provided in Sections 3.03(a) and 3.04 above, and (ii) the deductible portion of any claims expenses, not to exceed an amount equal to $10,000.00.

(b) In addition to the foregoing, Landlord shall, throughout the Lease Term, carry public liability insurance with respect to the ownership of the Premises.

14.02 Tenant Insurance.

(a) Tenant, at its own expense, shall obtain and keep in full force and effect at all times during the Term of this Lease, commercial general public liability insurance for the benefit of Landlord and Tenant (and, at Landlord’s request, any Mortgagee of Landlord) jointly, against liability for personal injury and property damage in the amount of not less than Five Million Dollars ($5,000,000.00) in respect to injuries to or death of more than one person in any one occurrence, in the amount of not less than Three Million Dollars ($3,000,000.00) in respect to injuries to or death of any one person, and in the amount of not less than Three Million Dollars ($3,000,000.00) per occurrence in respect to damage to property, such limits to be for any greater amounts as may be reasonably indicated by circumstances from time to time existing.  All or part of the liability insurance coverage, if any, that may from time to time be required or maintained in excess of the minimum limits set forth above may be provided by an umbrella policy complying in all respects with the requirements of this Article 14 and which provides that its coverage is not limited or affected by claims made with respect to personal injury or property damage at Tenant’s other locations;

(b) Beginning on the Rental Commencement Date and continuing throughout the Term of this Lease, Tenant shall, at its own expense, procure and maintain in full force and effect “all risk” fire and extended coverage insurance covering the full replacement cost of Tenant’s leasehold improvements and all property of every description and kind owned by Tenant and located in the Building and for which Tenant is legally liable or which was installed by or on behalf of Tenant, including without limitation, furniture, fittings, installations, alterations, additions, partitions, racks, and fixtures, subject only to a commercially reasonable deductible.

14.03 Insurance Requirements.  Each insurance policy required to be maintained by Landlord and Tenant hereunder shall be written by a company having an A.M. Best Company rating of “A” or better and a financial category of “VII” or better and legally qualified to issue such insurance, and shall name as insured parties Landlord (and, at Landlord’s request, any Mortgagee of Landlord) and Tenant, as their interests may appear.  Each such policy shall provide that it shall not be canceled or reduced except after not less than thirty (30) days’ written notice to Tenant or Landlord (and any Mortgagee of Landlord), as applicable, and shall also provide that the interest of Tenant, Landlord and any Mortgagee of Landlord shall not be invalidated by any act or negligence of Tenant or Landlord or of any person or entity having an interest in the Leased Premises nor by occupancy or use of the Leased Premises for any purpose that is more hazardous than permitted by such policy. Tenant and Landlord shall each deliver to the other party (and, at Landlord’s request, any Mortgagee of Landlord), a certificate of insurance evidencing the existence and renewal of each insurance policy which is required to be maintained by such party hereunder (and specifically confirming that such policy shall not be canceled or reduced except after not less than thirty (30) days’ written notice to Tenant, Landlord and any Mortgagee of Landlord), such delivery to be made promptly after such insurance is obtained at least thirty (30) days’ prior to the expiration date of such insurance policy.  Except as provided in Section 14.01 (a) above with respect to Tenant’s payment of the deductible portion of any of Landlord’s claims expenses as “Additional Rent,” if any such insurance policy has a deductible clause, the party responsible for such insurance shall be liable for the full deductible amount.  Each policy of property insurance maintained by Tenant hereunder shall provide that the insurer waives any right of subrogation against Landlord and any Mortgagee of Landlord, and each policy of property insurance maintained by Landlord with respect to the Leased Premises shall provide that the insurer waives any right of subrogation against Tenant.  Each such policy maintained by Tenant shall be primary and non-contributing with any insurance carried by Landlord (and any Mortgagee of Landlord).

14.04 Blanket Insurance.  Each of Landlord and Tenant may provide the insurance required by virtue of the terms of this Lease by means of a combination of primary and excess or umbrella coverage and by means of a policy or policies of blanket insurance so long as (a) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease, and (b) the blanket policy or policies comply in all other respects with the other requirements of this Lease.

14.05 Builder’s Risk.  During all periods of Landlord’s construction hereunder, up to and including the Rental Commencement Date, Landlord shall procure for, deliver to and maintain for the benefit of Landlord and Tenant, “all risk” builder’s risk insurance, in such amounts, form and substance and with such expiration dates as are reasonably acceptable to the parties hereto.  Said builder’s risk insurance shall include full collapse coverage.

ARTICLE XV
ABANDONMENT

15.01 Abandonment.  Notwithstanding the foregoing, Tenant may vacate the Leased Premises during the Term of this Lease provided (i) Tenant is not otherwise in default hereunder; (ii) Tenant adequately secures the Leased Premises to prevent damage, destruction or vandalism to the Leased Premises; (iii) Tenant continues such utilities to the Leased Premises as will prevent any damage to the Leased Premises; (iv) Tenant continues to provide insurance for the Leased Premises and Tenant pays any increased premium resulting from a lack of a tenant in the Leased Premises.

ARTICLE XVI
DESTRUCTION

16.01 Damage or Destruction.

(a) If the damage caused by a fire or other casualty renders the Building untenantable, the Base Rent required by virtue of Article III above will abate for the period during which the Building is untenantable, extending from the date of such damage or destruction to the date which is the earlier of (i) the date that full use of the Building is restored to Tenant and Tenant commences full operations in and deliveries from the Premises, or (ii) the date which is sixty (60) days after restoration of the Building (exclusive of Tenant’s improvements) is completed, which abatement shall be equal to the proportion of the damaged or destroyed area of the Building to the total floor area of the Building.  If the damage caused by a fire or other casualty renders the Building partially untenantable, the Base Rent will partially abate until full use of the Building is restored to Tenant in proportion to the diminished utility of the Building in the conduct of Tenant’s normal business operations. Landlord is entitled to receive all proceeds payable in respect of the time element insurance maintained accordance with the terms of Section 14.01 above.

(b) If a fire or other casualty renders the Premises untenantable in whole or in part, and the estimated time for the restoration of the Premises (inclusive of leasehold improvements Tenant makes) exceeds the period that will expire on the date that is the date that is one hundred eighty (180) days after the date of the occurrence of the fire or casualty, Tenant may terminate this Lease by the delivery of written notice to Landlord within fifteen (15) days following the date on which Landlord notifies Tenant of the estimated time for the restoration.  Landlord must provide that estimate within thirty (30) days following the date of the casualty.  If a termination of this Lease does not occur in accordance with the foregoing provisions of this Section 16.01(b), but Landlord fails to complete the restoration of the Premises by the date that is thirty (30) days after the date of the expiration of the period within which Landlord estimated the restoration would be completed, Tenant may terminate this Lease by the delivery of written notice to Landlord at any time following the expiration of that 30-day period, but prior to the date on which Landlord completes the restoration of the Premises.  If a termination of this Lease occurs in accordance with the terms of this Section 16.01, Landlord is entitled to receive all proceeds payable in respect of the insurance that Landlord maintains in accordance with the terms of Section 14.01 above to the extent not previously disbursed to Landlord in connection with the restoration of the Premises.

(c) If fire or other casualty damages the Premises and a termination of this Lease does not occur, Landlord shall have the obligation to restore the Premises to substantially the condition that existed prior to the occurrence of the fire or other casualty, exclusive of leasehold improvements made by Tenant, using the proceeds of the insurance described in Section 14.01 above.  Landlord shall exercise due diligence and dispatch in restoring the Premises.  In so doing, Landlord shall comply with all applicable laws, ordinances and regulations.  In performing its restoration obligation, Landlord must restore the Improvements so that they comply with laws and regulations applicable at the time of the restoration and not just the laws and regulations that were applicable at the time of original construction of the Improvements.

ARTICLE XVII
ASSIGNMENT AND SUBLETTING

17.01 Assignment and Subletting.  At any time after completion of the Improvements and  delivery of possession and the final, unrestricted Certificate of Occupancy to Tenant in accordance with the Work Letter Agreement, Landlord shall have the right to transfer and assign, in whole or in part, its rights and obligations in the Leased Premises; provided, however, in the event of any such transfer and assignment, Landlord shall remain primarily responsible for any liability to Tenant arising either (i) prior to the date of said assignment, or (ii) by virtue of Landlord’s failure to timely deliver the Leased Premises to Tenant in accordance with the standards and schedules set forth in this Lease. Tenant shall have the right to sublet the Premises, in whole or in part, or assign this Lease, with the written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, in the event of any assignment or subletting, unless Landlord otherwise permits, and except in the event of an assignment or subletting to a subsidiary or affiliate of Tenant as contemplated below, Tenant shall nevertheless at all times remain fully responsible and liable for the payment of the Base Rent.  Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent, to assign this Lease to any subsidiary of Tenant, or to any corporation or other entity into which or with which Tenant, or any subsidiary thereof, may merge or consolidate, or to any corporation or other entity owned, directly or indirectly, by any subsidiary of Tenant, or to any corporation or other entity acquiring all or substantially all of the assets of Tenant.  Moreover, notwithstanding anything contained in the Lease to the contrary, an assignment shall not be deemed to include a change in Tenant’s corporate control or stock ownership.

ARTICLE XVIII
INSOLVENCY OF TENANT

18.01 Insolvency of Tenant.  Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or (b) a general assignment by Tenant for the benefit of creditors, or (c) any action taken or suffered by Tenant under any insolvency or bankruptcy act shall, if any such appointments, assignments or action continues for a period of sixty (60) days, constitute a breach of this Lease by Tenant, and Landlord may at its election with written notice, terminate this Lease and in that event be entitled to immediate possession of the Leased Premises and damages as provided below.  Notwithstanding the foregoing, so long as all Base Rent and Additional Rent are satisfied in accordance with the Lease or applicable law, then any such actions of insolvency shall not be a breach of this Lease and Landlord may not terminate this Lease as a result thereof.

ARTICLE XIX
BREACH

19.01 Event of Default.  The occurrence of any of the following shall constitute an Event of Default (“Event of Default”) under this Lease on the part of Tenant:

(a) Failure to pay when due any payment of Base Rent, Additional Rent, or any other sum of money payable by Tenant under this Lease, and such failure to pay continues for a period of ten (10) days after notice from Landlord of such failure to pay;

(b) Tenant’s interest in this Lease or the Leased Premises shall be subjected to any attachment, execution, levy or other judicial seizure pursuant to any order or decree entered against Tenant in any legal proceeding that is not stayed or quashed (so as to prevent seizure) pending appeal and such order or decree is not vacated or bonded against so as to prevent seizure upon the earlier to occur of (i) fifteen (15) days prior to the sale of such interest pursuant to such order or decree, or (ii) sixty (60) days after entry of the order; or

(c) Tenant breaches or fails to comply with any term, provision, condition, or covenant of this Lease, other than as described in clauses 19.01(a) and (b) above, and such breach or failure continues for thirty (30) days after written notice from Landlord of such breach or failure to comply; or in the event such breach or failure is curable but cannot be cured within thirty (30) days and Tenant does not commence to cure such breach or failure promptly within such thirty (30) day period and continuously thereafter pursue such cure and remedy of such breach or failure within a reasonable period of time, not to exceed an additional ninety (90) days.

19.02 Remedies.  Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:

(a) Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Leased Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease or of any notice given Tenant by Landlord pursuant to the terms of this Lease, and Tenant shall fully reimburse and compensate Landlord on demand for Landlord’s actual reasonable costs so incurred.

(b) Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Leased Premises and thereupon Tenant shall immediately vacate the Leased Premises and remove therefrom all property thereon belonging to or placed in the Leased Premises by, at the direction of, or with consent of Tenant, whereupon Landlord shall have the right to re-enter and take possession of the Leased Premises.  Any such demand, re-entry and taking possession of the Leased Premises by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Leased Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(c) Landlord, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Leased Premises pursuant to a court order and remove therefrom Tenant and all property belonging to or placed on the Leased Premises by, at the direction of, or with consent of Tenant.  Any such re-entry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Leased Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(d) Landlord, with or without terminating this Lease, may immediately or at any time thereafter use reasonable efforts to relet the Leased Premises or any part thereof, without cost to Landlord for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable judgment (taking into account the fair market rental value of the Leased Premises) deems advisable, and Landlord may make any alterations or repairs to the Leased Premises which it may deem reasonably necessary or proper to facilitate such reletting; and Tenant shall pay all actual and reasonable costs of such reletting including but not limited to the cost of any such reasonable alterations and repairs to the Leased Premises, reasonable attorneys’ fees actually incurred, reasonable leasing inducements, and reasonable brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent due under this Lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Leased Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rent reserved herein.

(e) Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of notice of such termination; upon such termination Landlord shall recover from Tenant all damages that Landlord may suffer by reason of such termination including, without limitation, all arrearages in rentals, costs, charges, additional rentals, and reimbursements, the cost (including court costs and reasonable attorneys’ fees actually incurred) of recovering possession of the Leased Premises, and the actual or estimated (as reasonably estimated by Landlord) cost of any alteration of or repair to the Leased Premises which is necessary or proper to prepare the same for reletting.

(f) In addition to the foregoing, Landlord shall have all the rights and remedies available to it at law or in equity, except that there shall be no right to accelerate the payment of rent to accrue hereunder following any such Event of Default, and Landlord may not seek as damages any amounts becoming due under the terms of this Lease in advance of the time that they become due or would have become due absent a termination of this Lease.

19.03 Re-entry by Landlord.  If Landlord re-enters the Leased Premises or terminates this Lease pursuant to any of the provisions of this Lease, no such re-entry or termination shall be considered or construed to be a forcible entry.

19.04 Mitigation of Damages.  In the event Tenant should default under this Lease, Landlord will conduct itself in such a manner designed to mitigate the damages caused by Tenant’s default.  If Tenant is dispossessed or otherwise vacates the Leased Premises but Landlord elects not to terminate the Lease, Landlord shall make reasonable, good faith efforts to relet the Leased Premises and collect the rent therefrom.  In no event shall Landlord be entitled to accelerate rent.

19.05 Events of Default by Landlord.  “Events of Default by Landlord” under this Lease shall be deemed to be the situations where Landlord shall fail to comply with any term, provision or covenant of this Lease and shall not commence to cure such failure within thirty (30) days after written notice thereof and diligently and in good faith continue to cure the default until completion.  If the default cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default if Landlord commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default until completion.  In no event shall Landlord’s right to cure extend beyond ninety (90) days following written notice from Tenant, unless such period is extended by Tenant Delays or Excusable Delays.

19.06 Tenant’s Remedies.  Upon the occurrence of any Event of Default by Landlord, no Base Rent or Additional Rent shall be paid or become payable under this Lease until such Event of Default shall be cured, and Tenant may at its option, but only during the continuance of such Event of Default, and without limitation on any other right or remedy available to Tenant at law or in equity (all such rights and remedies to be cumulative):

(a) Declare the Term ended and vacate the Premises and be relieved from all obligations thereafter accruing under this Lease; and/or

(b) Pay any sum or perform any act necessary to satisfy any obligation of Landlord hereunder and deduct the cost thereof, with interest thereon at the rate of twelve percent (12%) per annum for the period from the date such cost was incurred to the date repaid, from each monthly installment of Base Rent thereafter to become due until such cost and interest shall be recovered in full; and/or

(c) Sue for injunctive relief, specific performance of this Lease, and/or damages, as the case may be.

ARTICLE XX
ATTORNEY’S FEES

20.01 Attorney’s Fees.  If Landlord and Tenant litigate any provision of this Lease or the subject matter of this Lease, the unsuccessful litigant will pay to the successful litigant all costs and expenses, including reasonable attorneys’ fees (but only if and to the extent actually paid and based on prevailing hourly rates) and court costs, incurred by the successful litigant at trial and on any appeal.  If, without fault, either Landlord or Tenant is made a party to any litigation instituted by or against the other, the other will indemnify the faultless one against all loss, liability, and expense, including reasonable attorneys’ fees (but only if and to the extent actually paid and based on prevailing hourly rates) and court costs, incurred by it in connection with such litigation.

ARTICLE XXI
CONDEMNATION

21.01 Condemnation.

(a) If any part of the Premises is taken for public use by condemnation, eminent domain or other similar action and, in Tenant’s reasonable discretion, such taking adversely affects Tenant’s use or occupancy of the Premises, Tenant may immediately terminate this Lease by delivering notice to Landlord.

(b) If any part of the Premises is taken and Tenant does not terminate this Lease, Base Rent and Additional Rent required hereunder will abate for the balance of the Term in proportion to the diminished utility of the Premises in the conduct of Tenant’s normal business operations, and Landlord shall restore the remainder of the Premises, at its expense, as necessary to render them suitable for Tenant’s use.

(c) All condemnation awards made with respect to Landlord’s reversionary interest in the Premises will be the exclusive property of Landlord, but Tenant reserves the right to bring an action in its own name for its loss of business and leasehold interest as well as any other damages that Tenant may recover as a result of the condemnation action.

ARTICLE XXII
NOTICES

22.01   All notices, statements, demands, requests, consents, approvals, authorization, offers, agreements, appointments, or designations under this Lease by either party to the other shall be in writing and shall be sufficiently given and served upon the other party, if sent by either (i) hand delivery, (ii) reputable overnight courier service; (iii) facsimile or (iv) certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) To Tenant, at 780 Johnson Ferry Road, Suite 800, Atlanta, Georgia 30342, Attention:  Sr. V.P., Real Estate and Development; Fax Number: (404) 443-4176; with a copy to Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia, 30309-3592, Attention: Jane M. Haverty, Esq., Fax Number (404) 685-6935

(b) To Landlord, at 4920 North Royal Atlanta Drive, Tucker, Georgia 30084, Attention: Elbert Rivers; Fax Number: (770) 491-1387; with a copy to such other place as Landlord may from time to time designate by notice to Tenant.

22.02 All notices shall be deemed received (i) upon receipt if sent via hand delivery or by facsimile, (ii) one day after being sent via overnight courier service, or (iii) five (5) days after being deposited in the mail in accordance with the foregoing provisions.

ARTICLE XXIII
WAIVER

23.01   The waiver by either party of any breach of any term, covenant, or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same or any other term, covenant, or condition herein contained.  The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

ARTICLE XXIV
EFFECT OF HOLDING OVER

24.01    If Tenant should remain in possession of the Leased Premises after the expiration of the Lease Term and without executing a new lease, except as provided in Section 9.03 above, then such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions, and obligations of this Lease insofar as the same are applicable to a month to month tenancy, except that the Base Rent payable pursuant to Section 3.01 hereof shall be 115% of the Base Rent payable pursuant to said Section 3.01 during the month in which such expiration occurs.

ARTICLE XXV
SUBORDINATION

25.01    At Landlord’s request, Tenant shall subordinate its rights under this Lease to (i) the lien of any first mortgage or first deed to secure debt executed in favor of the Landlord’s Mortgagee, and (ii) the interest of any ground lessor; provided, however, as a condition to any subordination that Landlord requests, Landlord’s Mortgagee and each such ground lessor must execute an agreement in favor of, and in form satisfactory to, Tenant whereby it agrees (i) not to disturb Tenant’s quiet possession of the Premises so long as no Event of Default hereunder has occurred and is continuing, (ii) to permit any proceeds paid in respect of the insurance Landlord maintains in force in accordance with the terms of Article XIV to be used for the restoration of the Premises and otherwise applied as provided in this Lease, and (iii) to permit any condemnation award paid in connection with a taking of any part of the Premises or any proceeds of a sale made in lieu of the condemnation of a part of the Premises to be used for the repair and alteration of the remainder of the Premises as provided in this Lease.  For the benefit of such Mortgagee, Tenant will further agree in the instrument by which Tenant accomplishes the subordination of its rights under this Lease that, if proceedings are brought for foreclosure of the lien of the mortgage or deed to secure debt if Landlord’s Mortgagee causes the exercise of the power of sale set forth in the mortgage or deed to secure debt, Tenant shall attorn to the purchaser upon the conclusion of the foreclosure or sale and recognize the purchaser as the landlord under this Lease.  In relation to the foregoing, Tenant acknowledges and agrees that the form of Subordination, Non-Disturbance and Attornment Agreement attached hereto as Exhibit “D” (the “SNDA”) is an example of a form of a Subordination, Non-Disturbance and Attornment Agreement acceptable to Tenant.

25.02   Contemporaneously with the execution of this Lease, Landlord shall cause each ground lessor, any Mortgagee of such ground lessor and Landlord’s Mortgagee now holding a lien that affects the Premises to execute in favor of Tenant and deliver a SNDA satisfying the requirements set forth in Section 25.01 above.

ARTICLE XXVI
ESTOPPEL CERTIFICATE

26.01 Estoppel Certificate.  Upon ten (10) days’ notice from Landlord to Tenant at any time after the Rental Commencement Date, but in no event more than twice in any calendar year, Tenant shall deliver a certificate dated as of the first day of the calendar month in which such notice is received, executed by an appropriate officer, in such form as Landlord may reasonably require and stating the following:  (i) the Rental Commencement Date of this Lease; (ii) the space occupied by Tenant hereunder; (iii) the Expiration Date hereof; (iv) a description of the renewal and expansion options; (v) the amount of Base Rent currently paid by Tenant under this Lease; (vi) the nature of any default or claimed default hereunder by Landlord; (vii) that Tenant is not in default hereunder nor has any event occurred which with the passage of time or the giving of notice would become a default by Tenant hereunder; and (viii) such other statements as Landlord may reasonably require.  Landlord agrees that it will execute a comparable estoppel certificate upon ten (10) days’ notice from Tenant.

ARTICLE XXVII
PARKING

27.01 Parking.  Tenant shall be entitled to the exclusive use, without restriction, of all of the parking spaces, trailer storage spaces and paved areas, including truck courts, located within the Leased Premises.  All such parking and storage spaces shall be provided for on the Leased Premises in accordance with the Final Plans and Specifications (as defined in the Work Letter Agreement).

ARTICLE XXVIII
BROKERAGE COMMISSIONS

28.01    Landlord and Tenant acknowledge that CB Richard Ellis (“Broker”) has represented Tenant in connection with this Lease. Broker’s commission, however, shall be payable by Landlord.  Landlord shall pay to Broker a leasing commission in an amount as set forth in a separate agreement between Broker and Landlord.

28.02    Landlord and Tenant each represents and warrants to the other that it has not dealt with any broker, agent, commission salesman or other person (other than Broker) in the negotiations for and procurement of this Lease and of the Leased Premises and that no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesman or other person (other than Broker) as a result of any such dealings.  Landlord and Tenant each hereby agrees to indemnify the other and hold the other harmless from and against any and all claims, suits or judgments (including without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits or judgments or in the enforcement of this indemnity) for any fees, commissions or compensation of any kind which arise out of or in any way connected with any claimed dealings or relationship with the indemnifying party.  This indemnity shall survive the termination of this Lease.

ARTICLE XXIX
TENANT FINANCING AND WAIVER OF LANDLORD’S LIEN

29.01 Tenant Financing.  Notwithstanding anything contained herein to the contrary, Tenant shall have the right at any time to encumber all or any part of its interest in this Lease, or in its equipment or trade fixtures located at the Leased Premises with a lien to secure financing.

29.02 Waiver of Landlord’s Lien.  Landlord agrees, upon Tenant’s request, to execute and deliver to Tenant any waiver of lien and/or waiver of ownership rights, which may be reasonably requested by any conditional sales vendor, lessor, or chattel mortgagee, in regard to any furniture, trade fixtures, equipment, or other articles of personal property of Tenant from time to time installed by Tenant at its expense in the Leased Premises (whether owned by or leased to Tenant), and Landlord further agrees to obtain similar releases or waivers from any ground lessor and Mortgagee of all or any portion of the Premises.

ARTICLE XXX

DISPUTE RESOLUTION

30.01 Dispute Resolution.

(a) If disputes arise between Landlord and Tenant regarding (i) the interpretation of this Lease, (ii) the reasonableness of any action taken or judgment that either party makes in any instance where that party has agreed in this Lease to be reasonable in taking that action or making that judgment, (iii) the reasonableness of any cost or expense that one party seeks to charge the other in accordance with the terms of this Lease, (iv) the extent of the abatement or adjustment in Base Rent or Additional Rent that should occur by virtue of any provision of this Lease, or (v) whether either party has defaulted in respect of any of the obligations it has undertaken under the terms of this Lease, Landlord and Tenant may not initiate litigation to resolve those disputes, but shall attempt in good faith to resolve those disputes in the manner prescribed below.  The parties irrevocably waive any and all rights to the contrary.  In the case of the last category of disputes listed above, the parties will employ the procedures set forth in this Article XXX if one party denies in good faith the other’s allegation that it has defaulted in respect of any of the obligations it has undertaken under the terms of this Lease and, until the resolution of that dispute in accordance with the procedures set forth in this Article XXX, the party alleging the occurrence of the default may not exercise any remedy available to it in connection with a default of the nature alleged other than the remedy of performing the delinquent obligation on behalf of the denying party.  Without intending to limit the generality of the preceding sentence, the parties intend that, in the case of Tenant’s good faith denial that it has defaulted with respect to any of the obligations it has undertaken under the terms of this Lease, Landlord may not seek to gain possession of the Premises by initiating suit in the court having jurisdiction over summary ejectment, forcible detainer, unlawful detainer or other similar actions involving the Premises or otherwise until the parties have employed the provisions set forth in this Article XXX.  If the outcome of the use of those procedures is either an acknowledgment by Tenant of its default or an arbitrator’s determination that Tenant is in default in respect of one or more of its obligations, Landlord may then exercise any remedies available to it, including the initiation of suit in the Court to regain possession of the Premises and Tenant’s acknowledgment of default or the arbitrator’s determination will be conclusive on the issue of Landlord’s entitlement to possession.  If a party denies in good faith the other’s allegation that it has defaulted in respect of any of the obligations it has undertaken under the terms of this Lease and initiates the dispute resolution procedures set forth in this Article prior to the expiration of any grace period established with respect to that alleged default under the terms of this Lease, that action win extend that grace period by the amount of time during which the parties are observing the procedures set forth in this Article.  The procedures that the parties will use to resolve disputes to which this Article applies are as follows:

(i) Either party may give the other written notice of any dispute not resolved in the normal course of business.  Officers or managers of both parties holding positions within their respective organizations at least one level higher than the personnel that have previously been involved in the dispute must meet at a mutually acceptable time and place within ten (10) days after the date of the delivery of the notice of dispute and as often after that initial meeting as they reasonably consider necessary for the purpose of exchanging relevant information and attempting to resolve the dispute.

(ii) If either the persons specified in division (i) above fail to meet in accordance with the requirements of that division or, having met, those persons fail to resolve the dispute on behalf of the parties for whom they are respectively employed within thirty (30) days after the date of the delivery of the notice of dispute, the personnel previously involved in the dispute shall promptly prepare and exchange with each other memoranda, which state the issues in dispute and each party’s position in the dispute, which summarize the negotiations that have occurred in connection with efforts to resolve the dispute, and to which they attach all documentation they consider relevant.  Immediately following the exchange of those memoranda, the involved personnel shall furnish copies of the memoranda prepared on behalf of both parties to senior executives within their respective organizations that have the authority to settle the dispute.  Those senior executives shall meet for negotiations at a mutually agreed time and place prior to the date that is forty-five (45) days after the date of the delivery of the notice of dispute.

(iii) If Landlord’s organization does not have multiple layers of management, Landlord will comply with the foregoing procedure if a person that directly or indirectly holds an equity interest in Landlord participates in the discussions contemplated in that procedure.

(b) If the senior executives to whom the dispute is referred fail to resolve the dispute within thirty (30) days after the date of the exchange of the position memoranda between the parties, Landlord and Tenant shall attempt in good faith to resolve the dispute in accordance with the Center for Public Resources Model ADR Procedures for the Mediation of Business Disputes.

(c) If use of the mediation procedures described in paragraph (b) above fails to resolve the dispute within sixty (60) days after the initiation of those procedures, Landlord and Tenant shall finally settle the dispute by means of arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, with each party selecting one arbitrator and the two chosen arbitrators selecting a third.  The United States Arbitration Act, 9 U.S.C. § I 16, will govern the arbitration and any court having jurisdiction of the dispute may enter judgment upon the award the arbitrators render.  The place of the arbitration will be Atlanta, Georgia.  If the dispute involves the payment of compensation by one party to the other, the parties shall empower the arbitrators to award only compensatory damages within the upper and lower limits imposed by mutual agreement of the parties.  The prevailing party in  any such arbitration shall be entitled to all fees, expenses and costs of the arbitration proceeding, including the fees of its appointed arbitrator.

(d) If any person involved in the meetings contemplated in paragraph (a) above wishes an attorney to accompany him or her to any of those meetings, that person shall give written notice of that intention to the other party at least three business days in advance of the meeting that the attorney will attend and the other party may also cause an attorney representing its interests to be present at that meeting.

(e) Landlord and Tenant may extend any deadline specified in this Article by mutual agreement.

(f) Landlord and Tenant shall treat all negotiations conducted in accordance with the requirements of this Article, including, without limitation the exchange of position memoranda, as confidential and as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and the rules of evidence of any court having jurisdiction over the dispute.

(g) If multiple disputes are pending concurrently, Landlord and Tenant may, upon agreement, consolidate those disputes for purposes of the mediation and arbitration stages described above.

(h) Tenant may not defer the payment of any Base Rent or Additional Rent that becomes due under the terms of this Lease that exceeds the amount of any offset Tenant alleges to be due it pending the resolution of a dispute with Landlord in accordance with the terms of this Article.

(i) The procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes to which this Article is intended to apply.  Either party may seek a preliminary injunction or other preliminary judicial relief, however, if, in that party’s judgment, that action is necessary for the sole purpose of avoiding irreparable harm.  Despite that action, the parties shall continue to participate in good faith in the procedures set forth above.  All applicable limitations periods will be tolled while the procedures specified above are pending.  The parties shall take all action appropriate to accomplish that tolling.

(j) The provisions of this Article XXX will survive the expiration of the Term or any earlier termination of this Lease.

ARTICLE XXXI
MISCELLANEOUS PROVISIONS

31.01 Word Construction.  Whenever the singular number is used in this Lease and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm or association.

31.02 Change of Control. Tenant has the right to immediately terminate this Lease upon any change in the majority decision making authority, ownership or voting control of Landlord’s capital stock or limited liability partnership or membership interests or assets, occurring at any time prior to completion by Landlord of the Improvements and delivery to Tenant of the final, unrestricted Certificate of Occupancy and possession of the Premises in accordance with the terms of the Work Letter Agreement, unless Tenant receives written evidence satisfactory to Tenant that John W. Rooker, L.L.C. remains at all times fully liable for all of Landlord’s obligations under this Lease.  Landlord shall notify Tenant in writing at least thirty (30) days before the occurrence of any change in control of the decision making authority, capital stock, business or assets of Landlord.

31.03 Financial Information.  On or before the effective date hereof, Landlord must provide to Tenant a current financial statement prepared in accordance with generally accepted accounting principles and audited by an independent, certified public accountant.  In addition, Landlord must provide to Tenant, (i) on an annual basis, if requested by Tenant, annual unaudited financial statements, and (ii) from time to time, any other financial information that Tenant reasonably requests.

31.04 Headings, Titles.  The headings or titles to paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

31.05 Entire Agreement.  This instrument, and all exhibits and schedules attached hereto, contain all of the agreements and conditions made between the parties to this Lease and may not be modified orally or in any other manner than by agreement in writing signed by all parties to this Lease.

31.06 Time of Essence.  Time is of the essence of each term and provision of this Lease.

31.07 Successors and Assigns.  The terms and provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of Landlord and Tenant.

31.08 Consents and Approvals.  Where the consent, approval or acceptance of a party is required, the party agrees that such consent, approval or acceptance shall not be unreasonably withheld, conditioned or unreasonably delayed.

31.09 Relationship of Parties.  Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, partnership, or joint venture between the parties hereto.  It is understood and agreed that neither the method of computation of the rent nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant.

31.10 Governing Law.  This Lease shall be governed by Georgia law.

31.11 Memorandum of Lease.  Upon the request of Landlord or Tenant, both parties shall join in the execution of a memorandum or so-called “short form” of this Lease for the purpose of recordation.  Said memorandum or short form of this Lease shall describe the parties, the Leased Premises and the Lease Term, the renewal and expansion options, and shall incorporate this Lease by reference.  Said memorandum or short form of this Lease shall not include the economic terms of this Lease unless both parties consent.

31.12 Covenant of Quiet Enjoyment.  Landlord hereby covenants and agrees that if Tenant shall perform all of the covenants and agreements herein stipulated to be performed on Tenant’s part, Tenant shall at all times during the continuance hereof have the peaceable and quiet enjoyment and possession of the Leased Premises.

31.13 Sale by Landlord.  In no event shall Landlord transfer any of Landlord’s leasehold or ownership title to or interest in all or any part of the Premises before construction of the Premises is complete and the final, unrestricted Certificate of Occupancy and possession of the Premises have been delivered to Tenant in accordance with the Work Letter Agreement, unless Tenant receives written evidence satisfactory to Tenant that John W. Rooker, L.L.C. remains fully liable for all obligations of Landlord under this Lease.  In the event of any transfer of Landlord’s ownership interest in the Premises thereafter, Landlord shall remain liable to Tenant for the payment and performance of all obligations of Landlord accruing on or before the date of such transfer but shall be relieved of all liability for obligations arising under this Lease and accruing after the consummation of such transfer, and the transferee by acceptance of such transfer shall be deemed to have assumed and agreed to perform all obligations of Landlord accruing hereunder during the period of its ownership.

31.14 Conditions Precedent.  Notwithstanding anything to the contrary contained in this Lease, the obligation of Tenant to accept delivery of the Premises upon tender thereof as hereinabove provided shall be and is hereby made subject to and contingent upon the satisfaction of the following express conditions precedent:

Landlord shall have delivered to Tenant the title, survey, SNDAs, authority and other evidence as and when required by Article VII and Article XXV above, including without limitation, evidence satisfactory to Tenant that Landlord is the owner in fee simple of all the Land, subject only to such encumbrances and exceptions to title as are satisfactory and acceptable to Tenant, that such Land is zoned to permit the use and occupancy of the Premises for the purposes and in the manner contemplated by this Lease, and that all governmental permits and approvals necessary to Tenant’s use and occupancy have been obtained or will in due course be obtained.

31.15 Exhibits.  All Exhibits and Schedules referred to in this Lease are attached hereto and by this reference made a part hereof.

31.16 No Presumption Against Drafter.   Landlord and Tenant understand, agree, and acknowledge that:

(a) This Lease has been freely negotiated by both parties; and

(b) That, in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

31.17 Counterparts.  This Lease (including the Work Letter Agreement) may be executed in any number of counterparts, each of which shall be an original but all of which, when taken together, shall constitute one and the same instrument.

31.18 Special Stipulations.  CERTAIN SPECIAL STIPULATIONS ARE SET FORTH ON THE RIDER TO LEASE WHICH IS ATTACHED HERETO AS EXHIBIT “G” AND BY REFERENCE MADE A PART HEREOF.  IN THE EVENT OF ANY CONFLICT BETWEEN ANY PROVISION SET FORTH ON SAID RIDER AND ANY OTHER PROVISION CONTAINED IN THIS LEASE, THE PROVISION SET FORTH IN SAID RIDER SHALL GOVERN.

[Signatures Begin on Next Page]

 CORP\816458.7

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by its proper officers, effective as of the date first above written.

Signed, sealed and delivered as to Landlord, in the Presence of: Unofficial Witness /s/ Notary Public /s/
LANDLORD:

JOHN W. ROOKER, L.L.C., a Georgia Limited Liability Company

By:1998 AUGUSTUS PARTNERS, L.P., a Georgia Limited Partnership, Manager

By:  2001 WINSTON MANAGEMENT COMPANY, LLC, a Georgia Limited Liability Company, its General Partner

By:[SEAL]
   /s John W. Rooker, Member

By:[SEAL]
   /s/ Cynthia W. Rooker, Member

Signed, sealed and delivered as to Landlord, in the Presence of: Unofficial Witness /s/ Janice White Notary Public /s/ Elizabeth A. Steele	TENANT: HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation By: /s/ Rawson Haverty, Jr. Name: Rawson Haverty, Jr. Title: Senior Vice President

 CORP\816458.7

EXHIBIT “A”

ATTACH LEGAL DESCRIPTION OF LAND

(TO BE PROVIDED BY LANDLORD)

CORP\816458.7

EXHIBIT “B”

WORK LETTER AGREEMENT WITH SCHEDULES 1-3

THIS WORK LETTER AGREEMENT is entered into as of the 26th day of July, 2001, by and between JOHN W. ROOKER, L.L.C. (“Landlord”) and HAVERTY FURNITURE COMPANIES, INC. (“Tenant”).

ARTICLE I
RECITALS:

1.01
Concurrently with the execution of this Work Letter Agreement, Landlord and Tenant have entered into a Lease (the “Lease”) covering certain premises (the “Leased Premises”) which is more specifically specified and defined in the Lease.  Any and all defined terms, not specifically defined herein shall have the meaning set forth in the Lease as if specifically included and set forth in this Work Letter Agreement.

1.02
This Work Letter Agreement has been executed for the purpose of describing and providing the requirements, standards, and specifications and a timetable for Landlord’s construction of the Improvements and preparation of the Leased Premises for Tenant’s use and occupancy.

1.03	In consideration of the mutual covenants hereinafter contained, Landlord and Tenant hereby agree as follows:

ARTICLE II
CONSTRUCTION OF IMPROVEMENTS

2.01           PLANS AND SPECIFICATIONS; SPECIAL PROJECT  CONDITIONS.

(a)           Landlord shall furnish, at Landlord’s sole cost and expense, all of the material, labor and equipment necessary for the design and construction of the Improvements in accordance with the terms of this Agreement.  Landlord shall design and construct the Improvements in a good and workmanlike manner in accordance with (i) the Preliminary Plans and Specifications prepared by Macgregor Associates Architects (the “Design Firm”) and described in Exhibit “E” attached to the Lease (the “Preliminary Plans and  Specifications,” and (ii) the Final Plans and Specifications described and defined below, and to be attached as Exhibit “F” to the Lease.

(b)           Landlord must cause the final plans and specifications to be prepared by the Design Firm in accordance with the comments and revisions mutually agreed to by Tenant and Landlord with respect to the Preliminary Plans and Specifications, and submit those final plans and specifications for Tenant’s approval on or before September 30, 2001, as provided in the Construction Schedule attached hereto as Schedule 1 and incorporated herein and in the Lease by this reference (the “Construction Schedule”).  Upon Tenant’s approval, such proposed final plans and specifications will constitute the “Final Plans and Specifications.”

(c)           Neither Landlord nor Tenant will withhold its approval, except for just and reasonable cause, and neither such party will act in an arbitrary or capricious manner with respect to the approval of the Final Plans and Specifications.  Only the signature or initials of Landlord and an authorized officer of Tenant will evidence approval of the Final Plans and Specifications.  The parties will attach copies of the Final Plans and Specifications to each execution counterpart of the Lease as Exhibit “F.”  Following its attachment to the Lease, Exhibit “F” will supersede Exhibit “E”, except as to matters that are not related to the design and construction techniques and processes that will apply to the construction of the Improvements and that Exhibit “F” does not expressly and specifically supersede.

(d)           Landlord must appoint competent personnel to work with the Design Firm and Tenant in the preparation of the Final Plans and Specifications, and Tenant must appoint an employee of Tenant to review the plans and specifications that the Design Firm and Landlord propose for adoption as the Final Plans and Specifications so as not to delay unreasonably the completion of the Improvements.  Landlord shall provide Tenant with “as-built” drawings of the Improvements within thirty (30) days after substantial completion.  If Landlord fails to do so, Tenant may withhold Base Rent until Landlord provides those drawings.

(e)           In addition to the foregoing, Landlord shall complete the construction of the Improvements in accordance with (i) all applicable statutes and building codes, governmental rules, regulations and orders, and recorded covenants, conditions and restrictions affecting title to the Premises (“Legal Requirements”) and (ii) the Tenant’s “Special Project Conditions” attached hereto as Schedule 2 and incorporated herein and in the Lease by this reference.

2.02           SUBSTANTIAL COMPLETION

(a)           Landlord shall commence construction of the Improvements on or before August 1, 2001; the commencement of erosion control, site excavation and fill activities will constitute the commencement of construction for purposes of the foregoing requirement.  Landlord shall diligently proceed with the construction of the Improvements and shall substantially complete that construction, and secure a certificate of occupancy (the “Certificate of Occupancy”) permitting Tenant’s lawful occupancy and full and unrestricted use of the Improvements and deliver possession thereof to Tenant on or before July 1, 2002.  Landlord may satisfy the requirement for securing a Certificate of Occupancy by securing a temporary or conditional certificate of occupancy so long as (i) Tenant determines that the condition of the Improvements in the absence of those items of construction that Landlord must complete as a condition to the issuance of a final, unrestricted Certificate of Occupancy is adequate for the conduct of Tenant’s business on the Premises, and (ii) that the ongoing construction activity that will be necessary in order for Landlord to secure the issuance of a final, unrestricted Certificate of Occupancy will not materially, adversely affect Tenant’s fixturing and installation of Tenant’s equipment and improvements or stocking of Tenant’s product and inventory, or otherwise commencing business operations in the Premises.  If Landlord satisfies the requirement for securing a Certificate of Occupancy by securing a temporary or conditional certificate of occupancy under the circumstances described above, Landlord must secure the issuance of a final, unrestricted Certificate of Occupancy by no later than October 1, 2002, as provided in the Construction Schedule.

(b)           If delays in the commencement or completion of  the construction of the Improvements occur by reason of acts or omissions on the part of Tenant or those acting for or under the direction of Tenant, casualties, acts of God (other than inclement weather), force majeure, acts of the public enemy, governmental embargo restrictions, or action or inaction on the part of public utilities or local, state or federal governments affecting the work (all of which delays are collectively referred to in this Agreement as “Excused Delays” and those that occur by reason of acts or omissions on the part of Tenant or those acting for or under the direction of Tenant are collectively referred to in this Agreement as “Tenant Delays”), the dates established above for the commencement and completion of the construction of the Improvements will be postponed by the aggregate duration of the Excused Delays.  Non-availability or shortages of labor or materials, local strikes, lockouts and inclement weather will not constitute Excused Delays and will not be cause for extending the date for completion and delivery of the Improvements to Tenant.  Landlord shall also complete all “punch list items” within thirty (30) days after Landlord substantially completes construction of the Improvements and, if Landlord fails to do so, Tenant may complete those punch list items and offset the costs Tenant incurs in doing so against subsequently accruing installments of Base Rent becoming due under the terms of the Lease.

(c)           Except as otherwise specifically provided in Section 2.02 (b) above with respect to Excused Delays and Tenant Delays, Tenant has no obligation to pay Base Rent or Additional Rent until Landlord completes construction of the Improvements in accordance with the Final Plans and Specifications, this Agreement, the Special Project Conditions and all Legal Requirements, secures the Certificate of Occupancy and tenders possession of the Improvements to Tenant.  If, prior to Landlord’s completion of the Improvements, the Improvements are partially ready for occupancy, Tenant may, but need not, occupy that portion of the Improvements that is ready for occupancy and, in the event of such partial occupancy, except for the payment of Base Rent and Additional Rent, the terms of this Lease will apply to that occupancy.  Landlord must keep Tenant informed of the progress of Landlord’s construction of the Improvements and must give Tenant written notice of the date upon which Landlord anticipates substantial completion of construction, at least forty-five (45) days in advance of that projected date.  Commencing thirty (30) days in advance of that projected date, but in no event later than April 1, 2002, Tenant’s employees and contractors may enter the Improvements for the purpose of installing, in accordance with the Special Project Conditions and Legal Requirements, Tenant’s racks, machinery, equipment, fixtures and other personal property.  Tenant may exercise that privilege only if Tenant complies with the requirements of Landlord’s Safety Program referenced in Section 8.04 of the body of this Lease, and ensures that its employees and contractors do not interfere with Landlord’s completion of the construction of the Improvements.  Entry by Tenant’s employees and contractors for this limited purpose will not constitute Tenant’s acceptance of the Improvements or give rise to any obligation to pay Base Rent or Additional Rent with respect to the Improvements.

2.03           CONSTRUCTION WARRANTY

(a)           Landlord shall incorporate only new materials and equipment into the construction of the Improvements.  Landlord guarantees the Improvements against defective design, workmanship and materials, latent or otherwise, for a period of one (1) year from the Rental Commencement Date (the “Warranty Period”).  Landlord also guarantees the foundations, slab, structural frame, roof deck and exterior walls of the Improvements against defective design, workmanship and materials, latent or otherwise, for a period of three (3) years from the Rental Commencement Date (the “Structural Warranty Period”).  By virtue of the foregoing guaranties, Landlord shall repair or replace, at its sole cost and expense (unless and to the extent any such defect is caused solely by Tenant’s gross negligence or willful misconduct), any defective item occasioned by defective design, workmanship or materials that Tenant discovers during the Warranty Period or the Structural Warranty Period, as the case may be.  Notwithstanding the foregoing, on the date that Landlord substantially completes the construction of the Improvements, secures the Certificate of Occupancy and tenders possession of the Premises to Tenant, Landlord must deliver to Tenant originals of all continuing assignable guaranties and warranties (whether express or implied) issued or made in connection with the construction of the Improvements and must assign to Tenant, free and clear of all liens and encumbrances, Landlord’s interest in those guaranties and warranties by means of a duly executed and acknowledged assignment in form and substance satisfactory to Tenant.  From and after the expiration of the Warranty Period or the Structural Warranty Period, as the case may be, Landlord shall cooperate with Tenant in Tenant’s enforcement, at Tenant’s sole cost and expense, of any express warranties or guaranties of workmanship or materials given by subcontractors, architects, draftsmen, or materialmen that guarantee or warrant against defective design, workmanship or materials for a period of time in excess of the Warranty Period or the Structural Warranty Period, as the case may be.  The obligations Landlord undertakes under the terms of this Section 2.03 are in addition to the maintenance and repair obligations that Landlord undertakes under other terms of the Lease.

(b)           Tenant’s making of a claim for repair or replacement of a defective item or condition in the Improvements will toll the running of the Warranty Period or the Structural Warranty Period, as the case may be, with respect to the item that is the subject of that claim, and the warranties set forth in Section 2.03 (a) will remain in effect as to that item until Landlord properly corrects it even though the Warranty Period or the Structural Warranty Period would otherwise have expired.  If defects covered by the warranties set forth in Section 2.03(a) deprive Tenant of possession of the Building or otherwise constructively evict Tenant from the Building, all installments of Base Rent and Additional Rent becoming due under the terms of the Lease will abate and will not be due and payable for the entire period of that dispossession or constructive eviction.  If the dispossession or constructive eviction occurs with respect to only a portion of the Building, the Base Rent and Additional Rent will partially abate with the abatement being equitably calculated on the basis of the area and value of that portion of the Building from which Tenant is dispossessed or constructively evicted.  If such dispossession or constructive eviction continues for more than one hundred twenty (120) days, Tenant has the right, in addition to all other remedies available to Tenant at law or in equity, to terminate the Lease without any liability whatsoever to Landlord.  Tenant will exercise that right, if at all, by delivering written notice to Landlord prior to the time the dispossession or constructive eviction ends.

(c)           Landlord shall complete construction and equipping of the Improvements in accordance with the terms of the Lease, this Agreement, the Construction Schedule, the Special Project Conditions, all Legal Requirements and the Final Plans and Specifications, free of mechanic’s liens or other liens, and shall defend, indemnify and hold Tenant harmless from and against all claims, actions, losses, costs, damages, expenses, liabilities and obligations, including, without limitation, reasonable attorneys’ fees, resulting from (i) the assertion or filing of any claim for amounts alleged to be due to the claimant for labor, services, materials, supplies, machinery, fixtures or equipment furnished in connection with the construction of the Improvements, (ii) the foreclosure of any mechanic’s or materialmen’s lien that allegedly secures the amounts allegedly owed to the claimant, or (iii) any other legal proceedings initiated in connection with that claim.

2.04           CHANGE ORDERS

(a)           Without invalidating the Lease, Tenant may order changes in the Final Plans and Specifications consisting of additions, deletions or other revisions to the Improvements and extensions of the progress schedule.  Except as expressly provided below, the parties will authorize all changes by signing change orders (“Change Orders”) in the form of Schedule 3 attached to this Work Letter Agreement and, upon the signing of a Change Order, Landlord shall prosecute the changes in accordance with the requirements of that Change Order.

For the purposes of the Lease and this Work Letter Agreement, the term “Change Order Cost” means the net amount by which the estimated aggregate cost Landlord will necessarily incur in connection with the construction of the Improvements, including, without limitation, the costs of labor and material, architectural and design fees, interest and other carrying costs, and sales or other excise taxes Landlord must pay in connection with the purchase of materials and services, will change by reason of the implementation of a change Tenant requests with respect to the Final Plans and Specifications, and shall be, at Tenant’s option, either (i) paid by Tenant, or (ii) included in the calculation of Base Rent payable under the Lease by adding to the amounts set forth in Section 3.01 of this Lease, the product obtained by the Base Rent Applicable Yield (as defined below), multiplied by the sum of all Change Order Costs set forth in fully executed Change Orders (the “Aggregate Change Order Cost”).  If the Aggregate Change Order Cost is a negative number, thereby reflecting that Landlord will realize savings in the estimated aggregate cost Landlord will necessarily incur in connection with the construction of the Improvements by reason of the implementation of Tenant’s requested changes, the parties will proportionately diminish the Base Rent allocable to the Improvements to reflect that cost savings.

As used herein, the term “Base Rent Applicable Yield” shall mean (i) if the Aggregate Change Order Cost is a negative number, 9.09% or (ii) if the Aggregate Change Order Cost is a positive number, 10.5% for the first $200,000.00 of the Aggregate Change Order Cost, and 11.5% for the Aggregate Change Order Cost in excess of $200,000.00.

(b)           Before implementing any change to the design of the Improvements that Tenant requests after approval of the Final Plans and Specifications, Landlord must submit to Tenant in the form of a proposed Change Order, a statement of the Change Order Cost that will occur by virtue of that change and a statement of the terms and conditions under which Landlord will undertake to implement Tenant’s requested change, including, without limitation, the effect that implementation of the requested change will have on the anticipated date for Landlord’s completion of the Improvements.  Until Tenant signs that proposed Change Order, Landlord has neither obligation nor authority to proceed to implement the requested change.  Each fully-executed Change Order will become part of the Final Plans and Specifications.  A delay occurring with respect to Landlord’s completion of the Improvements by virtue of the review of a design change that Tenant requests, the negotiation of a mutually acceptable Change Order in connection with that request, and the implementation of the requested change will constitute a Tenant Delay.  If the Aggregate Change Order Cost is a positive number, unless and to the extent that Tenant elects to pay all or any portion thereof in cash as provided in paragraph 2.04(a) above, the parties will include that sum in the Base Rent and amortize it over the initial Term as referenced above.

(c)           In the event Tenant elects to pay all or any portion of the Aggregate Change Order Cost in accordance with paragraph 2.04(a) above, Tenant will pay such amount to Landlord upon completion of construction of the Improvements and delivery by Landlord to Tenant of (i) the final, unrestricted and permanent Certificate of Occupancy and (ii) an application for payment or invoice for such amount.

2.05           INSURANCE

Throughout the period between the date on which Landlord commences construction of the Improvements and the date on which Landlord completes the construction of the Improvements, secures and presents to Tenant the final, unrestricted Certificate of Occupancy, and tenders possession of the Improvements to Tenant, Landlord shall maintain in force with respect to the Improvements a policy of multiple peril (“all-risk”) builder’s risk insurance that has been written by an insurer reasonably satisfactory to Tenant on a completed value basis, in an amount equal to the full replacement cost of the Improvements and that contains no exclusions from coverage that Tenant determines to be objectionable.  That policy must name Tenant as an additional insured and must assure Tenant that its coverage will continue for Tenant’s benefit notwithstanding any act or omission on Landlord’s part.  That policy must provide that no cancellation, surrender or material change will become effective unless Tenant receives written notice at least thirty (30) days in advance of the time at which that cancellation, surrender or material change becomes effective.  The form of that policy must comply with the requirements of Section 14.05 of the body of the Lease and otherwise be reasonably satisfactory to Tenant.

2.06           FAILURE TO TIMELY COMPLETE AND DELIVER

As provided in Section 2.03 of the Lease, if Landlord fails, for any reason, including Excused Delays, to complete the construction of the Improvements, secure and present to Tenant the final, unrestricted and permanent Certificate of Occupancy and tender possession of the Improvements to Tenant by October 1, 2002 (the “Outside Delivery Date”), the Rental Commencement Date shall be deferred until January 1, 2003.

2.07           FINANCING

Landlord has advised Tenant that Landlord will seek third party funding for the design and construction of the Improvements through variable rate demand notes under the auspices of the Development Authority of Jackson County, Georgia; provided, however, Landlord’s obligations under this Lease are not subject to or contingent upon such funding or any other third party financing or approval thereof.

ARTICLE III
TIMETABLE

3.01           SUBSTANTIAL COMPLETION

As referenced above, attached to this Work Letter Agreement as Schedule 2 is the Construction Schedule.  Landlord and Tenant shall use their diligent good faith efforts to ensure construction of the Leased Premises remains on schedule in accordance with the Construction Schedule.

3.02           INSPECTION AND PUNCHLIST

As referenced in Section 2.02 above, upon receipt of Landlord’s notice of substantial completion of the Improvements, Tenant shall inspect the same.  Landlord shall demonstrate all systems, and the Design Team, Tenant and Tenant’s insurance carrier shall jointly prepare a punchlist.  In addition to any and all unfinished and incomplete items, the punchlist shall list minor and insubstantial details of construction, necessary mechanical adjustments, and needed finishing touches. Landlord shall commence to complete the punchlist items within thirty (30) days after the punchlist is produced and shall diligently pursue the work to completion.

ARTICLE IV
TENANT WORK

4.01           TENANT EARLY ACCESS

Landlord must afford Tenant and its consultants and contractors reasonable access to the Leased Premises and Improvements during construction for the purposes of inspecting the Improvements, rack installation and making preparations for work that Tenant must undertake to ready the Improvements for Tenant’s use and occupancy.  Landlord shall provide such access to Tenant as reasonably requested but, in any event, on or before April 1, 2002, as indicated on the Construction Schedule.

4.02           INSTALLATION OF TENANT’S FIXTURES

All construction work done by Tenant in the Leased Premises shall be pursued diligently to completion and shall be performed in a good and workmanlike manner, and in compliance with all applicable laws, including, but not limited to, all OSHA requirements.  Tenant covenants and agrees that all contractors, subcontractors and other persons or entities performing work for Tenant at the Leased Premises will carry (i) liability insurance in amounts acceptable to Landlord, in Landlord’s reasonable opinion, and (ii) worker’s compensation insurance in the amounts required by law.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed under seal and delivered as of the day and year first above written.

LANDLORD:

JOHN W. ROOKER, L.L.C., a Georgia Limited Liability Company

By:           1998 AUGUSTUS PARTNERS, L.P., a
Georgia Limited Partnership, Manager

By:2001 WINSTON MANAGEMENT COMPANY, LLC, a Georgia Limited Liability Company, its General Partner

By:                                                               [SEAL]

By:                                                               [SEAL]
       ________________,Member

TENANT: HAVERTY FURNITURE COMPANIES, INC. By: Name: Title:

CORP\816458.7

SCHEDULE 1 TO WORK LETTER AGREEMENT

CONSTRUCTION SCHEDULE

HAVERTY FURNITURE COMPANIES, INC.
S.E. REGIONAL DISTRIBUTION CENTER

Preconstruction Activities:

-Lease negotiation/execution                                                                              7/26/01
-Start final design                                                                                                  7/23/01
-Start construction                                                                                                 8/01/01
-Submit for Building Permit                                                                                 9/01/01
-Complete and approval of construction documents                                          9/30/01
-Closing of Land acquisitions with Jordan and Mason                                      11/02/01
-Landlord confirm pricing                                                                                   11/15/01

Milestone Dates for Construction:

-Start construction                                                                                                  8/01/01
-Start structural steel                                                                                              11/30/01
-Start warehouse racks in Dry Building                                                                 4/01/02
-Parking lot and truck apron                                                                                   4/01/02
-Temporary Certificate of Occupancy –
Administration Building                                                                           5/01/02
-Complete all racks and in-rack sprinklers                                                            7/01/02
-Temporary Certificate of Occupancy – Warehouse
(allows Tenant full utilization of Building)                                             7/01/02
-Warehouse open for business                                                                                 8/01/02
-Date for utility expense turnover to Tenant
-Rental Commencement Date
-Landlord delivers to Tenant all building warranties,
guarantees and operating manuals                                                              8/01/02
-Complete all punch list work                                                                                   9/01/02
-Final Certificate of Occupancy                                                                               10/01/02

CORP\816458.7

SCHEDULE 2 TO WORK LETTER AGREEMENT

SPECIAL PROJECT CONDITIONS

The Project:                                Warehouse                                                                491,229  Square Feet-----approximate
Office/Administration                                                                            19,229  Square Feet-----approximate
Parking Area----cars
Parking Area----trucks and trailers
                      Loading Dock Apron

Design Firm:                                Macgregor and Associates
2675 Paces Ferry Road, N.W.
Suite 210
Atlanta, Georgia  30339
Phone:                      770  432-9400
Fax:           770  432-9934

All capitalized terms used herein without definition are used as defined in the Lease, Work Letter Agreement and Exhibits and Schedules thereto.

The Design Firm has prepared the Preliminary Plans and Specifications, and will be engaged by Landlord to prepare and complete the Final Plans and Specifications and all other construction documents (collectively, the “Construction Documents”).  The Landlord’s project budget shall include the sum of  not less than $550,000.00 for architectural, structural, MEP & FP and concrete floor flatness design work associated with the Project.  The Landlord will contract separately for civil and landscape design work.  In addition to the above sum, the Landlord will include the sum of $30,000.00 as a budget for Design Team reimbursable expenses.  The Site Plan must identify where each utility enters the site.

Warehouse Racks:

•	The warehouse racks will be purchased and installed by Tenant.
•
The Landlord will provide access to the Building for the installer’s crews and cooperate in the work.  The rack material will be delivered to the Building on large trailers. Tractor and trailer will enter the Building via the overhead door located on column line 28 and drive inside the Building to the correct unloading location.

•	Erection of the warehouse racks will start at the office end of the Building (at column line 7) and proceed to column line 28.
•	The Landlord will install the required sprinkler system in the racks immediately after the racks are installed.
•
Damage to the concrete floor by the rack installers will be repaired by the Landlord’s concrete subcontractor.  The warehouse rack installer will compensate the Landlord’s contractor for all repairs to the concrete floor caused by installer during rack installation.

Warehouse Equipment:

•	The stock picker battery charger system will be furnished and installed by Tenant.
•	The Landlord will make all final electrical connections to the battery charger.
•	Acid resistant coating in the area of the battery charger will be furnished and installed by Landlord.
•	All stock pickers and associated equipment will be furnished and installed by Tenant.

Phone/Data/Computers:
•	Tenant will be responsible for the installation of all wiring for phones and computers.
•	The Landlord should include in the Building cost the sum of $18,000.00 as an allowance for the installation of conduit to serve the phone/date/ computer system with the Project
•	The final connections for all phones and computers will be accomplished by Tenant.

Modular Partitions:
•	The Tenant will be responsible for furnishing and installing the modular office partitions on the Project.

Pneumatic Tube System:
•
The Landlord will include in the Building costs an allowance of $25,000.00 to furnish and install the pneumatic tube equipment on the Project.  The tubes will extend from the outside guard house to the dispatcher office on the warehouse floor.

Special Systems:
•	The sound and paging system will be furnished and installed by Tenant
•
The security system will be furnished and installed by Tenant.  Landlord will coordinate the work of the specialty system contractors even though they may be under contract to Tenant.  The specialty systems are:

Sound and paging
Security
Fire alarm
Signage

Insurance:
•	The Landlord will require that the general contractor include Tenant as a named insured on all insurance policies relating to the Project.

Sequence of Work:
•	It is understood that the sequence of construction for the Project will require that the Building be erected and completed from the administrative office toward column line 28.
•
Tenant should have the ability to occupy and use the administrative offices prior to the completion of the warehouse.  This would mean that a temporary certificate of occupancy is received for this space.

•	The warehouse racks will start at column line seven and proceed to column line 28.
•	The Landlord will follow the rack installation with sprinkler installation.
•
The Landlord will maintain a clean construction site, especially in the warehouse.  Warehouse rack installer will be responsible for cleanup of all packing debris and rack material debris and trash associated with the rack material.  The Landlord will be responsible for cleanup of all other trash from the rack installation.

•
The Landlord will repair any and all defects in the concrete floor surface.  Should the warehouse rack installer damage the concrete floor, the repair for that damage will be accomplished by the Landlord and the cost of the repair will be borne by the warehouse rack installer.

Building Cost Distribution:
•	The Landlord has provided a complete Building Cost Breakdown in the format provided in Tenant’s Request for Proposal for this Project (the “RFP”).

Materials Testing and Quality Control:
•
The materials testing and quality control program will be a cost responsibility of the Landlord.  The following items are of special interest to Tenant: concrete, tilt wall construction, structural steel, concrete floor finish and flatness, earthwork, paving and base construction, HVAC system, and electrical systems.  The Landlord should propose a program of materials testing and quality control for Tenant’s review, consideration and approval.  If the Landlord is of the opinion that other areas of work should be under this program, they should make their concerns known in writing to Tenant.

Pre-Construction Activities:
•
The RFP includes the basic design of the warehouse and administrative buildings.  It is understood and agreed that the information provided does not represent a completed set of construction documents.  With this fact in view, Landlord acknowledges, when submitting its proposal in response to the RFP, that it has taken into account any and all factors required to provide a complete building with all building systems fully operational even if they are only currently depicted in scope format.

•
All Construction Documents will be completed to the satisfaction of Tenant.  It is acknowledged, understood and agreed that there will be modifications to said documents to obtain a workable design solution for Tenant.  These modifications will be within the basic criteria described in the RFP.  If, however, the final Construction Documents materially change the scope of work depicted on the RFP documents, Tenant and Landlord will agree to work out a mutually satisfactory Building cost adjustment.

•
Included in the Landlord’s proposal will be a statement indicating that it is possible to obtain all materials as required to complete the Building construction as noted on the Project Construction Schedule.  Landlord will also advise Tenant of actions that may be necessary to insure the timely completion of the Building.

•
Included in the Landlord’s proposal will be a statement regarding when a soils report will be available on the site.  This soils report shall include recommendations on the Building foundation design.  The Landlord will advise if a report is currently available or will provide to Tenant a soil borings, analysis and report prior to the commencement of construction.

•
Included in the Landlord’s report will be a statement indicating how utilities will be brought to the site as well as any new or improved roadwork which may be required to access the site.  Please add specifics on any permitting and/or approvals associated with utility access and/or road construction.

CORP\816458.7

SCHEDULE 3 TO WORK LETTER AGREEMENT

FORM OF CHANGE ORDERS

Agreement No.______                                                                                                                     Change Order Date:______

To Landlord:
 John W. Rooker, L.L.C.                                                                                                Haverty Furniture Companies, Inc.
 4920 North Royal Atlanta Dr.                                                                                                           780 Johnson Ferry Rd., Suite 800
 Atlanta, Georgia  30084                                                                                                Atlanta Georgia 30342

As provided in your Lease Agreement dated effective July 26, 2001, with Haverty Furniture Companies, Inc., the following changes in the Work are made:

This Change Order when signed by the parties will have the following effect:

CORP\816458.7

This Change Order in no other way alters the terms and conditions of said Lease Agreement, which are ratified and confirmed other than as amended by this Change Order.

LANDLORD:

JOHN W. ROOKER, L.L.C., a Georgia Limited Liability Company

By:   1998 AUGUSTUS PARTNERS, L.P., a
Georgia Limited Partnership, Manager

By:  2001 WINSTON MANAGEMENT COMPANY, LLC, a Georgia Limited Liability Company, its General Partner

By:                                                  [SEAL]
John W. Rooker, Member

By:                  [SEAL]
        _________________, Member

TENANT: HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation By: Name: Title:

CORP\816458.7

EXHIBIT “C”

SITE PLAN

(TO BE PROVIDED BY LANDLORD)

CORP\816458.7

EXHIBIT “D”

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

[NOTE: THIS  FORM AGREEMENT WILL BE REVISED AS NECESSARY TO APPLY TO ANY GROUND LESSOR]

THIS AGREEMENT made and entered into this ______ day of ____________, ____ by and between ____________________________, an _____________ corporation having its principal office at ____________________________________________ (hereinafter called “Tenant”), ______________________, a ________________________ (“Landlord”) whose address is ____________________________________ and _________________________________, a national banking association, whose address is _______________________________ (hereinafter called “Mortgagee”).

WITNESSETH

WHEREAS, Tenant entered into a Lease Agreement (the “Lease”) dated as of the _______ day of _______________, 2001, with Landlord for ___________ square feet of space in the building known as ________________________ located in ______________________ (the “Property”); and

WHEREAS, Mortgagee has made a mortgage loan on the Property, secured, inter alia, by a Deed to Secure Debt (the “Security Deed”) on the Property and by an Assignment of Rents and Leases (the “Rent Assignment”) on the Property;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and in consideration of One Dollar ($1.00) by each of the parties hereto paid to the other, receipt of which is hereby acknowledged, the parties do hereby covenant and agree as follows:

1.
The Lease is and shall be subordinate to the lien of the Security Deed and the Rent Assignment and to all renewals, modifications, consolidations, replacements, increase in amount and extensions thereof.

2.
In the event of a foreclosure of the Security Deed, the Mortgagee will not join the Tenant in summary or foreclosure proceedings nor shall the interest of Tenant under the Lease be disturbed, nor shall the term of such Lease be terminated, so long as the Tenant is not in default under any of the terms, covenants or conditions of the Lease beyond any applicable notice and cure periods.

3.
In the event that the Mortgagee shall, in accordance with a foreclosure proceeding or by a deed in lieu of foreclosure, succeed to the interest of the Landlord under the Lease, the Mortgagee agrees to be bound to the Tenant under all of the terms, covenants and conditions of the Lease, and the Tenant agrees, from and after such event, to attorn to the Mortgagee and/or purchaser at any foreclosure sale of the Property, and Tenant further agrees to attorn to:  (i) Mortgagee when in possession of the Property; (ii) a Receiver appointed in an action or proceeding to foreclose the Security Deed or otherwise; or (iii) to any other party acquiring title to the Property by deed in lieu of foreclosure.  This provision shall operate automatically without further acknowledgment or instrument of attornment.  Upon any such conveyance and attornment, all rights and obligations under the Lease shall continue as though the interest of Landlord had not terminated or such foreclosure proceedings had not been brought, and the Tenant shall have the same remedies against the purchaser at any foreclosure or otherwise (the “Successor Landlord”) for the breach of an agreement contained in the Lease that the Tenant might have had against the Landlord if the Successor Landlord had not succeeded to the interest of the Landlord; provided, however, that the Successor Landlord shall not be:

(a)
liable for any act or omission of any prior landlord (including the Landlord) provided, however, such Successor Landlord shall not be relieved of its maintenance or repair obligations under this Lease whether the need for the subject maintenance or repair item arose before or after such Successor Landlord succeeded to the interest of Landlord under this Lease; or

(b)	subject to any offsets or defenses which the Tenant might have against any prior landlord (including the Landlord); or

(c)	bound by any rent or additional rent which the Tenant might have paid for more than the current month to any prior landlord (including the Landlord);

(d)	bound by any amendment or modification of the Lease made without its consent;

(e)	liable for any security deposits held by any prior landlord (including Landlord) unless the same is actually delivered to the Successor Landlord;

(f)
be personally liable for monetary damages arising from a breach under the Lease, the sole recourse of the Tenant against Mortgagee on account of such breach being limited (to the extent of any judgment for monetary damages) to Mortgagee’s interest in the Property.

4.
Notwithstanding anything to the contrary hereinabove contained, any interest of the Tenant in an option to purchase all or any part of the Property contained in the Lease is specifically subordinated to the rights of Mortgagee under the terms of the Security Deed and such option shall not be binding upon Mortgagee, its successors or assigns.

5.
So long as the Security Deed remains outstanding and unsatisfied, Tenant will mail to Mortgagee at its place of business hereinabove set forth, a copy of all notices permitted or required to be given to Landlord by Tenant pursuant to which the Tenant proposes to abate or reduce the rental payable under the Lease or to terminate or cancel the Lease under and pursuant to the terms and provisions of said Lease, and that no such notices to Landlord shall be effective unless a copy of such notices is also mailed to Mortgagee.  At any time before the rights of Landlord shall have been forfeited or adversely affected because of any default of Landlord, or within the time permitted Landlord for curing any default under the Lease as therein provided, Mortgagee may, but shall have no obligation to pay any taxes and assessments, make any repairs and improvements, make any deposits or do any other act or thing required by Landlord by the terms of said Lease; and all payments so made and all things so done and performed by Mortgagee shall be as effective to prevent the right of Landlord from being forfeited or adversely affected because of any default under said Lease as the same would have been if done and performed by Landlord.

6.
Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by hand, by nationally-recognized overnight express delivery service or by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

LENDER:

With a copy to:

TENANT:

With a copy to:

LANDLORD:

With a copy to:

Any notice or other communication mailed as hereinabove provided shall be deemed effectively given (a) on the date of delivery, if delivered by hand; or (b) on the date mailed if sent by overnight express delivery or if sent by U.S. mail.  Such notices shall be deemed received (a) on the date of delivery, if delivered by hand or overnight express delivery service; or (b) on the date indicated on the return receipt if mailed.  If any notice mailed is properly addressed but returned for any reason, such notice shall be deemed to be effective notice and to be given on the date of mailing.

7.
Tenant certifies that the Lease has not been amended and is a complete statement of the agreement of the parties thereto with respect to the leasing of the Property.  The Lease is in full force and effect as of the date of this Agreement.

8.
Notwithstanding any provision of this Agreement or the Lease to the contrary, Mortgagee shall have no obligation, or incur any liability, with respect to the initial erection and completion of the Building in which Premises are or are to be located or for the completion of such Premises or any Improvements therein for Tenant’s use and occupancy.

9.	Tenant agrees that in no event shall it prepay rent due under the Lease for more than one (1) month in advance, unless and except Tenant has received prior approval of such prepayment from Mortgagee

10.
Subject to the conditions that (i) Tenant is not then in default under the Lease’s terms (beyond all applicable notice and cure periods) and (ii) Tenant is, immediately prior to the subject casualty or condemnation event, and will be, after repairs are made, actually occupying the Premises, Mortgagee acknowledges and agrees that for so long as the Lease is in effect, it shall allow Landlord to utilize (x) any insurance proceeds payable as a result of a casualty event and (y) any condemnation proceeds payable as a result of a condemnation event toward payment of the cost of repair and reconstruction of the Premises and/or Building unless Landlord has the right to and does, in fact, terminate the Lease as a result of such casualty or condemnation event.  Notwithstanding the foregoing, Tenant acknowledges and agrees that in the event of a casualty or condemnation occurring within the last year of the Lease Term, Mortgagee shall have no obligation to allow Landlord to utilize such insurance and/or condemnation proceeds for such repair and reconstruction purposes unless and except Tenant has validly elected to renew the Lease pursuant to its renewal rights as contained in Article II of the Lease.

CORP\816458.7

IN WITNESS WHEREOF, the parties hereto have executed these presents as of the date first above written.

Signed, sealed and delivered in the presence of: Witness Notary Public	TENANT: By: Name: Title:
My Commission Expires:
(NOTARIAL SEAL)

Signed, sealed and delivered in the presence of: Witness Notary Public	LANDLORD: By: Name: Title:
My Commission Expires:
(NOTARIAL SEAL)

Signed, sealed and delivered in the presence of: Witness Notary Public	MORTGAGEE: By: Name: Title:
My Commission Expires:
(NOTARIAL SEAL)

CORP\816458.7

EXHIBIT "E"

PRELIMINARY PLANS AND SPECIFICATIONS

EXHIBIT “F”

FINAL PLANS AND SPECIFICATIONS

EXHIBIT “G”

SPECIAL STIPULATIONS

1.           Conflict.

Should there be any conflicts between the terms of this Exhibit “G” and  the terms of the main body of the Lease to which this Exhibit “G” is attached, the terms of this Exhibit “G” shall control.  Unless otherwise provided herein, capitalized terms in this Exhibit “G” shall have the same meaning as provided in the Lease.  Should this Exhibit “G” contain a capitalized term which is not defined in the Lease or this Exhibit “G”, such capitalized term shall be given a reasonable meaning in the light of its customary meaning, the context of its use, and the use of similar terms defined in the Lease.

2.           Condition Precedent.

It is acknowledged by the parties that, as of the effective date of this Lease, Landlord is not the owner in fee simple of either of those two (2) certain tracts or parcels of the Land shown and designated on the Site Plan (attached to this Lease as Exhibit “C”) as the “Jordan Parcel” and the “Mason Parcel”, respectively.

(a)           Landlord represents and warrants to Tenant that, as of the effective date hereof, Landlord has entered into a binding contractual obligation with the owners of the Jordan Parcel for Landlord’s acquisition of a fee simple title (or, in the alternative, a valid forty (40) + year leasehold interest) in and title to the Jordan Parcel, subject only to such title exceptions as are acceptable and approved by Tenant, with the closing of such acquisition transaction to occur on or before November 2, 2001 (the “Closing Date”).  Attached to this Exhibit “G” as Schedule 1 is a true, correct and complete copy of the fully executed purchase and sale or ground lease agreement (the “Jordan Agreement”) evidencing such transaction, together with all exhibits and schedules thereto.  Upon Tenant’s request therefor, Landlord agrees to promptly provide Tenant with true, correct and complete copies of all other documents, instruments, correspondence, title and survey information and the like, related to such acquisition, at Landlord’s cost and expense.

(b)           Tenant acknowledges that, as of the effective date hereof, Landlord has not yet entered into a definitive binding agreement with the owners of the Mason Parcel for Landlord’s acquisition of same; provided, however, Landlord represents and warrants to Tenant that Landlord is in active  negotiations with such owners, that such owners have expressed a willingness and agreement to work with Landlord, and to sell the Mason Parcel to Landlord on terms and conditions generally discussed by such parties and acceptable to Landlord; and Tenant hereby agrees that, if and to the extent necessary to effect an acceptable agreement for the acquisition of the Mason Parcel as contemplated herein, Tenant will contribute towards such transaction an amount not to exceed $30,000.00.  Within no more than thirty (30) days after the effective date hereof, Landlord and each of the owners of the Mason Parcel shall have entered into and executed a definitive, binding contractual agreement for Landlord’s acquisition of fee simple title in and to the Mason Parcel, subject only to such title exceptions as are acceptable and approved by Tenant, with the closing of such acquisition to occur on or before the Closing Date referenced above, and Landlord shall have delivered to Tenant, to be attached to this Exhibit “G” as Schedule 2, a true, correct and complete copy of the fully executed purchase and sale agreement (the “Mason Agreement”) evidencing such transaction, together with all exhibits and schedules thereto. Upon Tenant’s request therefor, Landlord agrees to promptly provide Tenant with true, correct and complete copies of all other documents, instruments, correspondence, title and survey information and the like, related to such acquisition, at Landlord’s cost and expense.

(c )           Tenant’s obligations under this Lease are expressly contingent upon (a) Landlord’s promptly providing to Tenant true, correct, complete and fully executed copies of both the Jordan Agreement and the Mason Agreement, and all exhibits and schedules to each, as and when required above, (b) Tenant’s review and approval, not to be unreasonably withheld, of same, and (c) the closing of both such acquisitions on or before the Closing Date referenced above, and the full and timely performance and compliance by all parties to the terms and conditions of both such Agreements.  Notwithstanding any term or provision in this Lease to the contrary, in the event Landlord is unwilling or unable, for any reason, to satisfy and fulfill the condition described in this Section 2 of this Exhibit “G” in a timely fashion, and to fully perform and comply with its obligations and commitment to Tenant to acquire the Land as contemplated herein, Tenant shall have the unconditional right and option, in its sole discretion, to immediately declare Landlord in default hereunder, and/or cancel and terminate this Lease and all of Tenant’s obligations hereunder, and/or seek any and all remedies available to Tenant under this Lease, at law or in equity or otherwise (all such rights and remedies to be cumulative).

3.           Expansion Option.

Provided Tenant is not in default under the terms of this Lease at the time an option granted herein is exercised, Tenant shall have one or more options (the “Expansion Options”) to expand the Premises at any time and from time to time during the Term (including any Extended Term), by requiring Landlord to construct one or more additions to the Building, up to an aggregate of approximately 405,380 square feet of additional space (individually, a “Building Addition” and, collectively, the “Building Additions”), to be located on either or both of the “Phase I Building Addition Area” or the “Phase II Building Addition Area” identified on the Site Plan attached to this Lease as Exhibit “C”, upon the terms and  subject to the conditions contained in this Section 3 of Exhibit “G”, Special Stipulations.

(a)           Exercise of Options. Each of Tenant’s Expansion Options shall be exercisable from the Rental Commencement Date of this Lease and shall terminate, unless exercised, as of the date which is one hundred eighty (180) days prior to the expiration of the (i) the primary Term of this Lease (if the primary Term is not extended pursuant to Section 2.04 of this Lease) or (ii) the Extended Term (if the primary Term is extended pursuant to Section 2.04) (in either event, the “Expansion Period”).  Notwithstanding the foregoing, all Expansion Options shall automatically terminate and the Expansion Period shall be deemed to have expired, if the Lease is terminated prior to the expiration of the primary Term or the Expansion Term, as applicable.  Tenant shall exercise each of Tenant’s Expansion Options by delivery to Landlord of written notice of its election to exercise an Expansion Option, specifying the location and square footage of such Building Addition (an “Expansion Notice”) at any time prior to the expiration of the Expansion Period (the “Expansion Deadline”).  Tenant’s failure to timely deliver an Expansion Notice by the Expansion Deadline for any reason shall constitute Tenant’s irrevocable election not to exercise the Expansion Options and its waiver and release of its Expansion Options hereunder.

(b)           Expansion Amendment.   Upon Landlord’s timely receipt of Tenant’s Expansion Notice, Landlord and Tenant shall enter into an amendment to the Lease (an “Expansion Amendment”), as reasonably approved by Landlord and Tenant, to provide for the construction and leasing of the Building Addition for which Tenant has given its notice.

(c)           Term of Expansion Amendment.  Each Expansion Amendment shall provide that all of the existing terms and conditions of this Lease will be applied to the leasing of the Building Addition that is the subject of such Amendment, provided that the term of each such Expansion Amendment will be for not less than one hundred twenty (120) months (the “Expansion Term”), commencing as of such Building Addition Commencement Date (as defined below).  The Term of this Lease for the original Premises (including the Extension Term, if applicable) shall be adjusted such that it is co-terminus with the term for each such Building Addition (provided, however, that the Term of this Lease shall in no event be adjusted to be shorter than the fifteen (15) year primary term contemplated in Section 2.01 of this Lease).

(d)           Base Rent for Building Addition(s).

(i)           Calculation of Base Rent for Building Addition(s).  The annual Base Rent applicable to each Building Addition for its Expansion Term (hereinafter referred to as the “Expansion Base Rent”) shall be payable commencing on such Building Addition Commencement Date (as hereinafter defined) and thereafter, together with and as and when Base Rent is payable under this Lease pursuant to Section 3.01 thereof.  Expansion Base Rent shall be calculated by the sum of:

The product obtained by:

(1) the Applicable Yield (as hereinafter defined), multiplied by
(2) the sum of (i) the Improvement Costs (as hereinafter defined), plus (ii) a development fee payable to Landlord equal to not more than four percent (4%) of the Improvement Costs.

(e)           Applicable Yield; Improvement Costs.  The term “Applicable Yield” shall mean a constant that derives the level monthly payment required to amortize a fixed rate mortgage loan at a stated interest rate over a specified number of years, expressed as a percentage of the original principal amount, multiplied by 1.06.  The interest rate to be used shall be based on the lowest and best quotes (indicative interest, not binding commitments) of three (3) reputable, nationally recognized insurance companies who are then actively in the lending market (or other capable institutional lenders if needed to obtain a total of three quotes) for a mortgage loan on a commercial warehouse facility of similar value as the Building Addition, with Landlord as the owner and Tenant as the lessee and assuming an eighty percent (80%) loan to total value ratio.  For an Extension Term of ten (10) years, a fifteen (15) year amortization period shall be used, and for an Extension Term of fifteen (15) years, a twenty (20) year amortization period shall be used.  In either case, the quotes shall be as of the applicable Building Addition Commencement Date.   The term “Improvement Costs” shall be the sum of all reasonable hard and soft costs and expenses incurred by Landlord with respect to the design, permitting, construction and development of such Building Addition, which shall include, without limitation, any and all construction fees and costs relative to obtaining any and all permits, other entitlements or third party consents necessary or required in connection with the design, construction and development of such Building Addition, costs for building shell, tenant improvements, landscaping, architectural, contractor, attorney and engineering fees, actual construction financing fees and costs and interest expense on the hard and soft construction and development costs, and any and all other out-of-pocket fees, costs and expenses actually incurred by Landlord in connection with the construction of such Building Addition, but not including any land acquisition costs associated with such Building Addition or any internal accounting, management, administrative or other overhead expenses of Landlord except as otherwise provided above.  Each Building Addition shall be constructed on an open book basis, with Landlord making available to Tenant all books, records, contracts and accounts pertaining to the construction of each Building Addition.

(f)           Design, Timing And Construction.  Upon receipt of an Expansion Notice, Landlord shall cause final plans and specifications for such Building Addition (the “Final Expansion Plans”) to be prepared by the Design Firm (as defined in the Work Letter Agreement), or an alternative design and engineering firm mutually acceptable to Landlord and Tenant, based upon the Site Plan and preliminary plans and specifications for Phase I and Phase II Building Additions included in the Work Letter Agreement attached and incorporated into this Lease, and consistent with the final design plans and specifications for the Premises.  The Final Expansion Plans shall be subject in all respects to Tenant’s review and approval, but such approval shall not be unreasonably withheld.

(g)           Building Addition Commencement Date.  The commencement date of each Building Addition (a “Building Addition Commencement Date”) shall be the earlier of (i) the date that Tenant commences business operations from such Building Addition, or (ii) the date on which such Building Addition is complete (as such term is described and defined in Section 2.02(a) of the Work Letter Agreement, but as applicable to such Building Addition and the Final Expansion Plans for such Addition).  On such Building Addition Commencement Date, such Building Addition and all related improvements shall become part of the Premises for all purposes of this Lease.

(h)           Construction of Building Addition.  Upon completion of the negotiations and the execution of the Expansion Amendment, Landlord shall bear the sole responsibility for design and construction of the Building Addition and all related improvements in accordance with the terms of such Expansion Amendment and the Final Expansion Plans, to include obtaining the appropriate governmental and any private party approvals, permits, licenses (the “Approvals”) and to comply with all existing laws, rules and regulations in connection with the Building Addition.  The Building Addition shall include expansions and extensions of driveways, truck courts and truck parking and related improvements as described in the Preliminary Expansion Plans.

(i)           Landlord’s Failure to Expand Premises.  Landlord acknowledges and agrees that the Expansion Options granted to Tenant herein are an essential part of the consideration for Tenant’s entering into this Lease with Landlord and are an integral part of the transaction contemplated by and evidenced by this Lease.  Therefore, if, after Tenant has timely exercised any Expansion Option hereunder, Landlord fails or refuses for any reason to construct the Building Addition for which Tenant has given its notice, Tenant shall have the continuing right and option, in its sole discretion, to either (A)  subject to any then-existing Mortgages, acquire the Premises at the then-current fair market value, as reasonably determined by Landlord and Tenant by appraisal or otherwise, but in no event for a purchase price less than $20,800,000.00 (plus or minus the Aggregate Change Order Cost), and otherwise on such terms and conditions as may be provided in the Expansion Amendment, or (B) at Tenant’s sole cost and expense, provide for and finance the design and construction of such Building Addition by Tenant or by Landlord or another contractor or developer of Tenant’s choice, in which event, no Expansion Base Rent shall be due or payable for and in connection with such Building Addition.

Landlord Initials ______

Tenant Initials ________

HAVERTY FURNITURE COMPANIES, INC.
S.E. REGIONAL DISTRIBUTION CENTER

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "Agreement") is made and entered into effective as of ____ day of November, 2001, by and between JOHN W. ROOKER, LLC, a Georgia limited liability company ("Landlord"), and HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated effective as of July 26, 2001, which is incorporated herein by this reference and made a part hereof (hereinafter referred to as the "Lease"), pursuant to which Landlord did lease to Tenant and Tenant did lease from Landlord certain real property located in the City of Braselton, the G.M.D. 1765 of Jackson County, Georgia (the "Land"), together with all rights, easements and appurtenances pertaining to the Land, and the industrial distribution facility (the "Building") containing approximately 491,229 square feet of warehouse space and 19,581 square feet of office/administration space and its related Improvements, to be constructed by Landlord in accordance with the Lease and the Work Letter Agreement attached thereto and incorporated therein (collectively referred therein and herein as the "Leased Premises" or the "Premises"); and

WHEREAS, as referenced in Section 2 of Exhibit "G", Special Stipulations, of the Lease, it was acknowledged by the parties that, as of effective date of the Lease, Landlord was not the owner in fee simple of all or any portion of the Land but, rather, had entered into binding contractual obligations to acquire fee simple title to all of the Land, subject only to such title exceptions as would be acceptable and approved by Tenant; and

WHEREAS, on or about the date hereof, rather than acquiring fee simple title to the Land, Landlord has transferred and assigned its contractual rights to acquire the Land to the Jackson County Industrial Authority ("Authority"), and entered into a certain Lease Agreement with the Authority dated as of _________, 2001 (herein, the “Authority Lease”), pursuant to which the Authority shall and does lease the Land to Landlord and grants to Landlord an option to purchase the Land and any improvements now or hereafter constructed thereon; and

WHEREAS, Landlord and Tenant desire to amend the Lease to evidence a revision in and to the legal description of the Land resulting from Landlord’s acquisition transaction described above, and to provide for certain amendments and modifications to the Lease necessary by reason and on account of such acquisition transaction and the lease transaction with the Authority;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Recitals.  The foregoing recitals are true and correct and hereby incorporated by reference.

2. Legal Description of the Land.  Exhibit "A" attached to the original Lease is hereby amended by deleting the existing Exhibit "A" in its entirety and substituting in lieu thereof the Exhibit "A" attached hereto and by this reference incorporated herein.

3. Transfer by Landlord.

(a) Section 31.13 of the Lease specifically prohibits Landlord from engaging in the transaction described in the foregoing recitals in that it provides that “[i]n no event shall Landlord transfer any of Landlord’s leasehold or ownership title to or interest in all or any part of the Premises before construction of the Premises is complete and the final, unrestricted Certificate of Occupancy and possession of the Premises have been delivered to Tenant in accordance with the Work Letter Agreement, unless Tenant receives written evidence satisfactory to Tenant that John W. Rooker, L.L.C. remains fully liable for all obligations of Landlord under the Lease.”  Notwithstanding the foregoing, Tenant acknowledges that Landlord has and will transfer its right to acquire fee simple title in and to the Premises to the Authority, and then lease the Premises from the Authority pursuant to the Authority Lease, and Tenant hereby consents to such transaction, provided and on the condition that, by its execution of this Agreement below as “Landlord”, John W. Rooker, L.L.C. does hereby agree and confirm with Tenant that such Landlord shall and does at all times remain fully, personally and unconditionally liable to Tenant for all obligations and liabilities of Landlord under the Lease.

(b) Notwithstanding anything contained in the Authority Lease to the contrary, Tenant shall have the continuing right and option, by written notice to Landlord, to require and demand that Landlord exercise its option to purchase the Premises from the Authority pursuant to and in accordance with Section 7.1 of the Authority Lease, and Landlord hereby agrees to do so, at Landlord’s sole cost and expense and, within thirty (30) days of Tenant’s written request and demand, Landlord shall provide Tenant with evidence reasonably acceptable to Tenant that Landlord is the sole owner of good and marketable fee simple title in and to the Premises, subject only to such encumbrances and exceptions to title as are or have been consented to and approved by Tenant.

4. Memorandum of Understanding.  Attached to this Agreement as Exhibit "B" and incorporated herein by this reference, is a true, correct and complete copy of that certain Memorandum of Understanding dated effective as of July 26, 2001 (the "MOU") by and among Tenant, Jackson County, Georgia (the "County"), the Jackson County Chamber of Commerce, Inc. (the "Chamber"), the Authority and Landlord, with respect to inter alia (i) a Regional Economic Business Assistance Grant in the amount of $500,000.00 (herein, the REBA Grant”) to be applied to reduce the overall construction costs of the Improvements, and (ii) a bond financing transaction between Landlord and the Authority pursuant to the terms of which, for the benefit of Tenant, the County agrees to abate real and personal ad valorem taxes on the Premises for a period of four (4) years, commencing with the tax year 2003.  In connection the transactions contemplated by the MOU, Landlord and Tenant hereby agree to amend and modify the Lease, as follows:

(a) REBA Grant. If, for any reason, the REBA Grant is not obtained, Landlord and Tenant agree that, effective as of the Rental Commencement Date described in Section 2.02 of the Lease, the Base Rent set forth in Section 3.01 of the Lease shall be automatically increased as follows:

Initial Term	Increase in Annual Base Rent
Years 1-3	$50,000.00
Years 4-6	$52,600.00
Years 7-9	$56,000.00
Years 10-12	$59,100.00
Years 13-15	$62,500.00

The foregoing amounts shall be prorated to reflect the amount, if any, of the REBA Grant received less than $500,000.00.

Moreover, in the event such Grant is not obtained, the aggregate purchase price payable by Tenant for the Premises under Section 3(i) of Exhibit “G” to the Lease (with respect to Landlord’s failure to expand the Premises under the Expansion Option) shall be automatically increased by an amount equal to $500,000.00 less the amount of such Grant received, if any.

Upon the earlier to occur of (i) the date of receipt of such REBA Grant, and (ii) the Rental Commencement Date, it is hereby agreed that the Lease shall be amended to reflect any such changes in the Base Rent and in the aggregate purchase price for the Premises set forth in said Section 3(i) of Exhibit “G” and, as of the effective date of such amendment, this Section 3 (a) of this Agreement shall automatically terminate and be of no further force or effect.

(b) Bond Transaction.  In the event the bond financing transaction described in Paragraph 2 of the MOU is not closed or consummated due to the failure or default by Landlord, Landlord hereby agrees that Tenant's obligation to pay the Real Estate Taxes on the Premises as provided in Section 3.03(b) of the Lease shall be automatically reduced to the amount that would have been payable by Tenant thereunder if such bond financing transaction had been closed and consummated as contemplated by the MOU and the tax abatement referenced therein received, and Landlord shall be obligated for and responsible to pay the balance of such Real Estate Taxes to the proper taxing authority for the period of time and number of years that the tax abatement would otherwise had been available, as described in the MOU.
5.           Non-Waiver.  Except as expressly provided for herein, Landlord and Tenant each hereby agree that nothing contained in this Agreement shall be deemed or construed to waive or to modify the terms of the Lease.

6.           Effect of Modification.  Except as expressly modified herein, the Lease shall remain in full force and effect.  The parties hereto do hereby ratify and confirm the terms and conditions of the Lease, as amended by this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall govern and control.

7.           Entire Agreement.  This Agreement constitutes and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and affecting the subject matter hereof shall have any force or effect.

8.           Binding Effect.  This Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the parties hereto, to the extent permitted under the Lease.

9.           Governing Law.  This Agreement is intended to be performed in the State of Georgia and shall be construed and enforce in accordance with the internal laws thereof.

10.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts together constitute one and the same instrument.  Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

11.           Construction.  Each party hereto and its counsel has reviewed and revised (or requested revisions of) this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable in the construction and interpretation of this Agreement.

12.           Definitions.  The Lease is hereby modified as provided herein.  Except as otherwise provided herein, all capitalized terms used in this Agreement which are not defined herein shall have the meanings ascribed to such terms in the Lease.  All references in the Lease or in this Agreement to "the Lease" or "this Lease" shall be deemed references to the Lease, as amended by this Agreement.

(Signatures Start on Next Page)

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed under seal [in multiple originals] as of the date and year first above written.

LANDLORD:

JOHN W. ROOKER, L.L.C., a Georgia Limited Liability Company

By:1998 AUGUSTUS PARTNERS, L.P., a
Georgia Limited Partnership, Manager

By:2001 WINSTON MANAGEMENT COMPANY, LLC, a Georgia Limited Liability Company, its General Partner

By: [SEAL]
/s/ John W. Rooker, Member

By: [SEAL]
/s/ Cynthia W. Rooker, Member

TENANT: HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation By: /s/ Rawson Haverty, Jr. Name: Rawson Haverty, Jr. Title: Senior Vice President

HAVERTY FURNITURE COMPANIES, INC.
S.E. REGIONAL DISTRIBUTION CENTER

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this "Agreement") is made and entered into effective as of the 29th day of July, 2002, by and between JOHN W. ROOKER, LLC, a Georgia limited liability company ("Landlord") and HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation ("Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated effective as of July 26, 2001, and amended by that certain First Amendment to Lease (the “First Amendment”) dated effective as of November __, 2001 (said Lease Agreement and First Amendment being incorporated herein by this reference and made a part hereof and being hereinafter referred to as the "Lease");

WHEREAS, Landlord and Tenant desire to amend the Lease to provide for certain modifications to the Lease as more particularly set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1. Recitals.  The foregoing recitals are true and correct and hereby incorporated by reference.

2. Revised Site Plan.  The Lease is hereby amended to add thereto as new Exhibit “H” the revised site plan of the Premises attached hereto as Exhibit “H” (the “Revised Site Plan”).

3. Expansion Options.  The parties agree that approximately 35,000 cubic yards of construction-related material, as shown on the Revised Site Plan (the “Excess Material”), shall be permitted temporarily to remain in the Phase II Building Addition Area (shown on the original Site Plan and the Revised Site Plan as the area in the northeast portion of the Premises and labeled “Future Expansion”).  In the event that Tenant exercises its Expansion Option pursuant to the Lease with respect to the Phase II Building Addition Area, Landlord shall promptly and in good workmanlike manner remove said Excess Material, restoring the Phase II Building Addition Area to the condition shown on the original Site Plan (Exhibit “C” to the Lease), and Tenant shall reimburse Landlord for one-half of the reasonable costs of said removal, provided that Landlord provides to Tenant copies of all invoices for said removal, and provided further that Tenant’s obligation to reimburse Landlord for said removal shall under no circumstances exceed $75,000.00.

4. REBA Grant.  Section 3(a) of the First Amendment is hereby deleted in its entirety.

5. Rental Commencement Date.  The parties acknowledge and agree that the Certificate of Occupancy has been delivered to the Tenant and that the Rental Commencement Date shall be August 1, 2002.

6. As-Built Survey.  The Lease is hereby amended to add thereto as new Exhibit “I” the As-Built Survey attached hereto as Exhibit “I”.

7. Non-Waiver.  Except as expressly provided for herein, Landlord and Tenant each hereby agree that nothing contained in this Agreement shall be deemed or construed to waive or to modify the terms of the Lease.

8. Effect of Modification.  Except as expressly modified herein, the Lease shall remain in full force and effect.  The parties hereto do hereby ratify and confirm the terms and conditions of the Lease, as amended by this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall govern and control.

9. Entire Agreement.  This Agreement constitutes and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and affecting the subject matter hereof shall have any force or effect.

10. Binding Effect.  This Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the parties hereto, to the extent permitted under the Lease.

11. Governing Law.  This Agreement is intended to be performed in the State of Georgia and shall be construed and enforce in accordance with the internal laws thereof.

12. Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and such counterparts together constitute one and the same instrument.  Signature and acknowledgement pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

13. Construction.  Each party hereto and its counsel has reviewed and revised (or requested revisions of) this Agreement, and the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be applicable in the construction and interpretation of this Agreement.

Definitions.  The Lease is hereby modified as provided herein.  Except as otherwise provided herein, all capitalized terms used in this Agreement which are not defined herein shall have the meanings ascribed to such terms in the Lease.  All references in the Lease or in this Agreement to "the Lease" or "this Lease" shall be deemed references to the Lease, as amended by this Agreement.

 IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed under seal in multiple originals as of the date and year first above written.

LANDLORD:

JOHN W. ROOKER, L.L.C., a Georgia Limited Liability Company

By:1998 AUGUSTUS PARTNERS, L.P., a
Georgia Limited Partnership, Manager

By:2001 WINSTON MANAGEMENT COMPANY, LLC, a Georgia Limited Liability Company, its General Partner

By: [SEAL]
/s/ John W. Rooker, Member

By: [SEAL]
/s/ Cynthia W. Rooker, Member

TENANT: HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation By: /s/ Rawson Haverty, Jr. Name: Rawson Haverty Title: Senior Vice President, Real Estate and Development

The undersigned have executed this Agreement to evidence their agreement and consent to the terms hereof.

SUNTRUST BANK

By: /s/
     Title:
(Signatures continued from previous page)

JACKSON COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

By: /s/
      Title:

THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this "Third Amendment") is entered into as of the 29th day of July, 2005, by and between ELPF JACKSON, LLC, a Delaware limited liability company ("Landlord") and HAVERTY FURNITURE COMPANIES, INC.,  Maryland corporation ("Tenant").

R E C I T A L S:
WHEREAS, Landlord's predecessor in interest, John W. Rooker, LLC, a Georgia limited liability company, and Tenant entered into that certain Lease dated July 26, 2001, as amended by that certain First Amendment to Lease dated November, 2001 (the "First Amendment") and that certain Second Amendment to Lease dated July 29, 2002 (the "Second Amendment”) (hereinafter collectively referred to as the "Lease"), pursuant to which Tenant leases a building containing approximately 491,229 square feet of warehouse space, together with approximately 19,581 square feet of office/administration space (the “Building”), the land on which the Building is located (the “Land”), and all such rights, easements, and appurtenances thereto (collectively, the “Original Leased Premises”);

WHEREAS, pursuant to Section 3(a) of Exhibit “G” to the Lease, on February 22, 2005, Tenant delivered to Landlord an Expansion Notice (as such term is defined in the Lease) exercising the Expansion Option (as such term is defined in the Lease) contained in the Lease (such notice is the “Expansion Notice”).

WHEREAS, the Expansion Notice stated that the expansion space to be constructed shall contain an aggregate of approximately 297,180 square feet (such expansion space to include all of Proposed Expansion Area 1 and Proposed Expansion Area 2, as shown on the Site Plan attached hereto and incorporated herein by this reference as Exhibit A and herein referred to as the “Building Addition”) and shall be constructed in the “Phase II Building Addition Area” (as such term is used in Section 3 of Exhibit “G” to the Lease).

WHEREAS, pursuant to Section 3(b) of Exhibit “G” to the Lease, the parties desire to enter into this Third Amendment to set forth the terms and conditions upon which the Building Addition shall be designed and constructed, and the terms and conditions upon which Landlord shall lease the Building Addition to Tenant.

NOW, THEREFORE, for and in consideration of the recitals herein above set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.           Incorporation of Recitals and Terms.  The foregoing recitals are hereby incorporated in and made a part of this Third Amendment.  Unless otherwise defined in this Third Amendment, all capitalized terms used herein shall have the respective meanings as are ascribed to them in the Lease.

2.           Expansion.

a.           Final Expansion Plans.  In reliance upon the Expansion Notice, Landlord has, pursuant to Section 3(f) of Exhibit “G” to the Lease, prepared, subject to the Final Plan Changes (as defined in Section 2.01(B) of the Work Letter attached hereto as Exhibit B), and all as more particularly described in the Work Letter attached hereto as Exhibit B, Final Expansion Plans (as defined in Section 2.01(B) of the Work Letter attached hereto as Exhibit B), for the Building Addition.  Tenant agrees that in connection with approvals of the Final Plan Changes, and in furtherance of Tenant’s agreement in said Section 3(f) of Exhibit “G” to the Lease that Tenant shall not unreasonably withhold its approval of such Final Expansion Plans, Tenant shall provide all approvals or disapprovals in writing within five (5) business days of the submission of any such Final Plan Changes for approval by Tenant.  In the event Tenant disapproves any submission of Final Plan Changes, Tenant shall set forth in writing the reason for Tenant’s disapproval.  Tenant’s failure to approve or disapprove any request for approval by Landlord within ten (10) business after such request shall be deemed to constitute Tenant’s approval of such plans and specifications.

b.           Design and Construction of Building Addition.  Pursuant to Section 3(h) of Exhibit “G” to the Lease, Landlord agrees to undertake the responsibility for the design and construction of the Building Addition in accordance with the terms of the Lease, this Third Amendment and the Work Letter attached hereto as Exhibit B, to include obtaining the appropriate governmental and other approvals, permits, licenses and to comply with all existing laws, rules and regulations in connection with the design and construction of the Building Addition.

c.           Lease Term.  Landlord and Tenant agree that the Expansion Term shall be a period of fifteen (15) years, commencing on the Building Addition Commencement Date (as defined in subsection (d) herein below), and accordingly, that the primary term of the Lease (inclusive of the Original Leased Premises) shall be extended to be co-terminus with the Expansion Term such that on and after the date hereof, the expiration date of the term of the Lease (for the Original Leased Premises and the Building Addition) shall be the date that is fifteen (15) years after the Building Addition Commencement Date.  Landlord and Tenant agree that for the period between August 1, 2017 and the expiration date of the term of the Lease for the Original Leased Premises, as extended to be co-terminus with the Expansion Term, the Base Rent for the Original Leased Premises shall be $211,263.00 per month (which amount is the amount payable by Tenant for the period of years 13, 14 and 15 of initial term of the Lease pursuant to Section 3.01 of the Lease).

d.           Building Addition Commencement Date.  Landlord and Tenant desire to clarify the meaning of “Building Addition Commencement Date” and accordingly, the first sentence of Section 3(g) of Exhibit “G” to the Lease is hereby amended and restated in its entirety as follows:

“The commencement date of each Building Addition (a “Building  Addition Commencement Date”) shall be the earlier of (i) the date that Tenant commences business operations from the whole of such Building Addition, or (ii) the date on which Building Addition Substantial Completion has occurred, as determined pursuant to Section 2.02(a) of the Work Letter.”

e.           Base Rent for Building Addition.

i.           The Base Rent for the Building Addition shall be calculated in accordance with the terms of Sections 3(d) and 3(e) of Exhibit “G” to the Lease and shall be determined on or before the Building Addition Commencement Date and after such time as all Improvement Costs have been established, provided however, for purposes of determining the “Applicable Yield”, Landlord and Tenant agree as follows:

A. an amortization period of twenty (20) years shall be used;

B. the term of the mortgage loan shall be deemed to be nine (9) years; and

C. the “stated interest rate” referred to in the first sentence of Section 3(e) of Exhibit “G” to the Lease shall mean the lesser of (1) the interest rate obtained by Landlord, in good faith, in pursuit of permanent financing for the Building Addition with Landlord’s current lender, and assuming a loan to value ratio not to exceed 80% (the “Lender Rate”), or (2) a rate per annum equal to the interpolated nine (9) year treasury rate, as reasonably determined by Landlord, plus 1.75% (the “Maximum Rate”).  Landlord agrees to keep Tenant updated on the progress of Landlord’s financing arrangements and, at such time as Landlord has received a firm written commitment to lend and an interest rate for the permanent financing for the Building Addition (the “Lender Commitment”), Landlord shall provide prompt written notice and a copy to Tenant of the same.  Notwithstanding the foregoing, in the event that the Lender Rate exceeds the Maximum Rate and Landlord, in its sole discretion, for any or no reason, does not accept financing from Landlord’s current Lender at the Lender Rate (which determination shall be made by Lender and notice of which shall be given to Tenant within ten (10) days after Lender’s receipt of the Lender Commitment (the “Landlord Financing Decision”)), the “stated interest rate” referred to in the first sentence of Section 3(e) of Exhibit “G” to the Lease shall mean an interest rate based on the lowest and best quotes (indicative interest, not binding commitments, and taking into account all of the terms, costs and fees related to such quotes) of three (3) reputable, nationally recognized insurance companies who are then actively in the lending market (or other capable institutional lenders if needed to obtain a total of three quotes) for a first priority mortgage permanent loan on a commercial warehouse facility of similar value as the Building Addition, with Landlord as the owner and Tenant as the lessee and assuming a loan to total value ratio not to exceed eighty percent (80%), which three (3) quotes shall be obtained by Landlord and notice and a copy of which shall be given to Tenant within thirty (30) days after the Landlord Financing Decision.  The interest rate quotations shall be based on a twenty (20) year amortization period.

On or before the Building Addition Commencement Date Landlord and Tenant shall enter into a certain Fourth Amendment to Lease to set forth with particularity the Base Rent payable for the Building Addition for the Expansion Term, together with an acknowledgment of the Building Addition Commencement Date and the termination date of the Lease.  Tenant’s obligation to pay Base Rent and Additional Rent for the Building Addition shall commence on the Building Addition Commencement Date, subject to Tenant’s obligation to pay rent at the Interim Base Rental Rate pursuant to Section 2.02(c) of the Work Letter at any time prior to the Building Addition Commencement Date as Tenant is occupying any portion of the Building Addition.

ii.           Landlord and Tenant agree that increases in the Base Rent rate for the Building Addition during the Extended Terms, if any, shall be on the same terms as increases in the Base Rent for the Original Leased Premises, as set forth in Section 3.01 of the Lease, as follows:

Term	Monthly Base Rent for Building Addition	Annual Base Rent for Building Addition

Option 1: Years 16-20	101% of Year 15	101% of Year 15

Option 2: Years 21-25	105% of Year 20	105% of Year 20

Option 3: Years 26-30	105% of Year 25	105% of Year 25

Option 4: Years 31-35	105% of Year 30	105% of Year 30

Option 5: Years 36-40	105% of Year 35	105% of Year 35

f.           Addition of Building Addition to Leased Premises.  On the Building Addition Commencement Date, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Building Addition, upon the same terms and conditions as are contained in the Lease, as amended hereby and as the same may hereafter be amended.  From and after the Building Addition Commencement Date, (i) the Leased Premises shall be expanded to include the approximately 297,180  square foot Building Addition, and (ii) the term "Leased Premises" shall mean the Original Leased Premises together with the Building Addition, containing in the aggregate approximately 807,990 square feet.  Promptly after Building Addition Substantial Completion, Landlord shall cause the Design Firm (as identified in the Work Letter attached hereto as Exhibit B) to actually and accurately measure the square footage in the Building Addition, which actual square footage of the Building Addition shall be set forth in that certain Fourth Amendment to Lease described in subsection (e) above, and accordingly, thereafter the terms “Building Addition” and “Leased Premises” as applicable, shall refer to the exact square footage as so determined by the Design Firm.

3.           Brokers.  Each of Landlord and Tenant represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiation or making of this Third Amendment.  Each party agrees to indemnify, defend and hold harmless the other from any and all claims (for commissions or any other claims), liability, costs and expenses (including attorneys' fees) arising as a result of any other broker claiming to have acted on behalf of the party from whom indemnity is being sought.

4.           Full Force and Effect; Inconsistency.  Except as otherwise expressly set forth in this Third Amendment, all provisions of the Lease shall remain in full force and effect.  In the event of any inconsistency between the terms of the Lease and the terms of this Third Amendment, the terms of this Third Amendment shall control.

5.           No Personal Liability of Landlord.  The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Third Amendment or the Lease or any matter relating to or arising out of the occupancy or use of the Leased Premises shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Leased Premises, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

6.           Counterparts.  This Third Amendment may be executed in counterparts, all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the day and year first above written.

LANDLORD:
ELPF JACKSON, LLC, a Delaware limited liability company
By:  ELPF Atlanta Member, LLC, a Delaware limited liability company, its sole member
By:   Excelsior LaSalle Property Fund, Inc., a Maryland corporation, its sole member
By:LaSalle Investment Management, Inc., a Maryland corporation, its Advisor
Name:                      C. Allen Swarirgin
Title:                      Managing Director

By:	/s/ C. Allen Swarirgin
Name:	C. Allen Swarirgin
Title:	Managing Director

TENANT HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation

By:	/s/ Rawson Haverty, Jr.
Name:	Rawson Haverty, Jr.
Title:	Sr. Vice President

FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this “Fourth Amendment”) is entered into as of the 22nd day of December, 2006, by and between ELPF JACKSON, LLC, a Delaware limited liability company (“Landlord”) and HAVERTY FURNITURE COMPANIES, INC.,  Maryland corporation (“Tenant”).

R E C I T A L S:
WHEREAS, Landlord’s predecessor in interest, John W. Rooker, LLC, a Georgia limited liability company, and Tenant entered into that certain Lease dated July 26, 2001, as amended by that certain First Amendment to Lease dated November __, 2001 (the “First Amendment”) that certain Second Amendment to Lease dated July 29, 2002 (the “Second Amendment”) and that certain Third Amendment to Lease dated July 29, 2005 (the “Third Amendment”) (hereinafter collectively referred to as the “Lease”), pursuant to which Tenant leases a building containing approximately 491,229 square feet of warehouse space, together with approximately 19,581 square feet of office/administration space (the “Building”), the land on which the Building is located (the “Land”), and all such rights, easements, and appurtenances thereto (collectively, the “Original Leased Premises”);

WHEREAS, pursuant to Section 3(a) of Exhibit “G” to the Lease, on February 22, 2005, Tenant delivered to Landlord an Expansion Notice (as such term is defined in the Lease) exercising the Expansion Option (as such term is defined in the Lease) contained in the Lease (such notice is the “Expansion Notice”).

WHEREAS, the Expansion Notice set forth various guidelines relating to the expansion of building (the “Building Addition”) and the parties hereto entered into the Third Amendment to memorialize the terms and conditions of the Building Addition.

WHEREAS, pursuant to Section 2(e) of  the Third Amendment, the parties desire to enter into this Fourth Amendment to set forth, among other things, (i) the Base Rent payable for the Building Addition for the Expansion Term; (ii) memorialize the Building Addition Commencement Date; (iii) memorialize the square footage of the Building Addition and (iv) provide for the reconciliation of the Interim Base Rental Rate with the Base Rent payable for the Building Addition.

NOW, THEREFORE, for and in consideration of the recitals herein above set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

Incorporation of Recitals and Terms.  The foregoing recitals are hereby incorporated in and made a part of this Fourth Amendment.  Unless otherwise defined in this Fourth Amendment, all capitalized terms used herein shall have the respective meanings as are ascribed to them in the Lease.

Expansion.

Building Addition.  Landlord and Tenant acknowledge and agree that the Building Addition is 297,180 square feet.  As of the Building Addition Commencement Date, the Leased Premises (i.e. the Original Leased Premises together with the Building Addition) is 807,990 square feet.

Building Addition Commencement Date.  Landlord and Tenant hereby acknowledge and agree that the Building Addition Commencement Date is April 10, 2006.  The Expiration Date of the Lease is April 30, 2021.  Base Rent payable with respect to the Original Leased Premises for the period August 1, 2017 through April 30, 2021 is set forth in Section 2d below.

Base Rent for Building Addition.  As of the Building Addition Commencement Date, the annual Base Rent for the Building Addition is One Million Sixty-Seven Thousand Three Hundred Fifty Seven and 90/100 Dollars ($1,067,357.90) in monthly installments of Eighty-Eight Thousand Nine Hundred Forty-Six and 49/100 Dollars ($88,946.49).  Tenant has paid rent at the Interim Base Rental Rate from the Building Addition Commencement Date through December 31, 2006 (the “Interim Period”).  The difference between the Interim Base Rental Rate paid during the Interim Period, and the Base Rent for Building Addition payable during the Interim Period is $36,371.13 (the “Reconciliation Rent”).  Tenant shall pay to Landlord the Reconciliation Rent on or before January 15, 2007.  The Base Rent for Building Addition payable during the initial Term and option terms, if any shall be as follows:

	Beginning Date	End Date	Monthly	Annual
Expansion Space:
Yrs 1-15	4/10/2006	4/30/2021	$88,946.49	$1,067,357.88
Options:
Yrs 16-20	5/1/2021	4/30/2026	89,835.95	1,078,031.46
Yrs 21-25	5/1/2026	4/30/2031	94,327.75	1,131,933.03
Yrs 26-30	5/1/2031	4/30/2036	99,044.14	1,188,529.68
Yrs 31-35	5/1/2036	4/30/2041	103,996.35	1,247,956.17
Yrs 36-40	5/1/2041	4/30/2046	109,196.16	1,310,353.08

Original Leased Premises Base Rent.  Base Rent payable with respect to the Original Leased Premises shall increase as provided in the Lease on the respective anniversaries of the Rent Commencement Date, August 1, 2002.  Base Rent for the Original Leased Premises for the period August 1, 2017 through April 30, 2021 shall be payable at the rate of $211,263.00 /month.

Extension Notice.  Tenant’s Extension Notice for the exercise of the options to renew shall be given, if at all, no later than November 1 of the last year of the then current term.  For example, for Tenant to exercise its first option to renew the term, Tenant must give written notice no later than November 1, 2020.  The first Lease Year of the first Option Term for both the Original Leased Premises and the Building Addition shall commence, if at all, on May 1, 2021.  Nothing herein shall be deemed to grant Tenant any right to extend or renew the Lease, except as expressly provided in this Lease.

Estoppel.  Concurrently with the execution and delivery of this Fourth Amendment, Tenant shall execute and deliver to Landlord an estoppel certificate in the form attached hereto as Exhibit A.

Brokers.  Each of Landlord and Tenant represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiation or making of this Fourth Amendment.  Each party agrees to indemnify, defend and hold harmless the other from any and all claims (for commissions or any other claims), liability, costs and expenses (including attorneys’ fees) arising as a result of any other broker claiming to have acted on behalf of the party from whom indemnity is being sought.

Full Force and Effect; Inconsistency.  Except as otherwise expressly set forth in this Fourth Amendment, all provisions of the Lease shall remain in full force and effect.  In the event of any inconsistency between the terms of the Lease and the terms of this Fourth Amendment, the terms of this Fourth Amendment shall control.

No Personal Liability of Landlord.  The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Fourth Amendment or the Lease or any matter relating to or arising out of the occupancy or use of the Leased Premises shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Leased Premises, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.

Counterparts.  This Fourth Amendment may be executed in counterparts, all of which taken together shall constitute one agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the day and year first above written.

LANDLORD:
ELPF JACKSON, LLC, a Delaware limited liability company
By:  ELPF Atlanta Member, LLC, a Delaware limited liability company, its sole member
    By:   Excelsior LaSalle Property Fund, Inc., a Maryland corporation, its sole member
       By:LaSalle Investment Management, Inc., a Maryland corporation, its Advisor
Name:                      C. Allen Swarirgin
Title:                      Managing Director

By:	/s/ C. Allen Swarirgin
Name:	C. Allen Swarirgin
Title:	Managing Director

TENANT HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation

By:	/s/ Rawson Haverty, Jr.
Name:	Rawson Haverty, Jr.
Title:	Sr. Vice President